Exhibit 99.1

IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF NORTH CAROLINA

WESTERN DIVISION

NO. 5:03-CV-817-FL(2)

PHARMANETICS, INC.,	)
)
Plaintiff and	)
Counter-Defendant	)
)
v.	)	ORDER
)
AVENTIS PHARMACEUTICALS, INC.,	)
)
Defendant and	)
Counter-Plaintiff	)

This matter is before the court on motion for summary judgment by defendant and counter-plaintiff Aventis Pharmaceuticals, Inc. (hereinafter “defendant”), and on motion for summary judgment by plaintiff and counter-defendant PharmaNetics, Inc. (hereinafter “plaintiff”). Also before the court are defendant’s motions to strike the affidavits of Allen Knafo, Craig Carpenter and John Funkhouser, as well as the parties’ motions in limine to exclude testimony of expert witnesses. As the summary judgment motions have been briefed fully, this matter is ripe for ruling. For the following reasons, the court denies in part and grants in part defendant’s motion for summary judgment, and the court grants plaintiff’s motion for summary judgment.

STATEMENT OF THE CASE

This action arises out a failed collaborative agreement to develop and market plaintiff’s ENOX test card product for use in conjunction with defendant’s LOVENOX anticoagulant drug. In its complaint filed November 3, 2003, plaintiff asserts claims based on false advertising under the Lanham Act, 15 U.S.C. § 1125(a); common law unfair competition; breach of contract; tortious interference with contract; fraud in the inducement; and, unfair and deceptive trade practices. In its amended answer, defendant denies the material allegations of the complaint, and asserts counterclaims based on defamation, product disparagement, fraud in the inducement, negligent misrepresentation, breach of contract, and unfair and deceptive trade practices.

On December 18, 2003, plaintiff moved for preliminary injunction to cease and correct defendant’s advertisements. Defendant, in the meantime, as part of its defense to the preliminary injunction motion, moved to dismiss plaintiff’s Lanham Act claim for lack of standing. At a case management conference on January 16, 2004, the court scheduled limited expedited discovery on the motions before the court. The court also notified the parties that the court would treat defendant’s motion to dismiss as a motion for summary judgment on the standing issue based on the evidence to be presented at hearing on the preliminary injunction. (See Hrg. T., January 27, 2004, pp. 45 & 46). An evidentiary hearing subsequently was held March 22 - 24, 2004, followed by a period of supplemental briefing. Through written order, filed April 29, 2004, the court denied plaintiff’s preliminary injunction motion, and denied defendant’s motion based upon lack of standing.

Following the court’s ruling on the preliminary injunction motion, and following submissions by the parties concerning discovery scheduling, on June 10, 2004, the court permitted substantial additional discovery on all claims and defenses in the case to be completed by January 24, 2005. Through motion by the parties, the court also allowed dispositive motions to be filed by January 24, 2005. Finally, the court set trial for that term of court beginning April 4, 2005.

FACTUAL SUMMARY

Defendant markets the anticoagulant drug LOVENOX (enoxaparin sodium injection), designed to prevent clots from forming in the blood. Currently, the indications and usage section of the LOVENOX label, last revised and reviewed by the FDA July 2004, provides for a total of seven distinct clinical indications, including the one primarily at issue in this case:

Prophylaxis of ischemic complications of unstable angina and non-Q-wave myocardial infarction [“UA/NSTEMI”], when concurrently administered with aspirin;

(Def’s Mem. in Sup., Ex. B, hereinafter “July 2004 label”). With regard to UA/NSTEMI patients, “the recommended dose of Lovenox Injection is 1 mg/kg administered SC [sub-cutaneously] every 12 hours in conjunction with oral aspirin therapy. Treatment with Lovenox Injection should be prescribed for a minimum of 2 days and continued until clinical stabilization.” (Id.).

The clinical pharmacology section of the label states that “maximum anti-Factor Xa and anti-thrombin [anti-coagulation] activities occur 3 to 5 hours after SC injection of enoxaparin. . . Mean peak anti-Factor Xa activity was 1.1 IU/ml at steady state in patients with unstable angina receiving 1mg/kg SC every 12 hours for 14 days. Mean absolute bioavailability of enoxaparin, after 1.5 mg/kg given SC, based on anti-Factor Xa activity is approximately 100% in healthy volunteers.” (Id.). In addition, “after repeated [SC] administration of the 1mg/kg twice daily regimen, the steady state is reached from day 4 with mean exposure about 65% higher than after a single dose and mean peak and trough levels of about 1.2 and .52 IU/ml, respectively . . . . this difference in steady state is expected and within the therapeutic range.” (Id.).

The precautions section of the label states, in part:

Laboratory Tests: Periodic complete blood counts, including platelet count, and stool occult blood tests are recommended during the course of treatment with Lovenox Injection. When administered at recommended prophylaxis doses, routine coagulation tests such as Prothrombin Time (PT) and Activated Partial Thromboplastin Time (aPTT) are relatively insensitive measures of Lovenox Injection activity and, therefore, unsuitable for monitoring. Anti-Factor Xa may be used to monitor the anticoagulant effect of Lovenox Injection in patients with significant renal impairment. If during Lovenox Injection therapy abnormal coagulation parameters or bleeding should occur, anti-Factor Xa levels may be used to monitor the anticoagulant effects of Lovenox.

(Id.). The dosage and administration section of the label states, in part, that “since coagulation parameters are unsuitable for monitoring Lovenox Injection activity, routine monitoring of coagulation parameters is not required.” (Id.).

Aventis advertises its drug LOVENOX to physicians and hospitals through publications, sales presentations, and independent pamphlets or sales guides. One message made within these advertisements, beginning in the 1990’s and continuing through 2004, is that LOVENOX requires “no routine coagulation monitoring.” During this time, this message has appeared in different forms in varying contexts. For instance, one of defendant’s recent sales guides states: “in patients transferred to PCI [percutaneous coronary intervention]... unlike UFH [unfractionated heparin], routine coagulation monitoring of LOVENOX is not required.[1]” (Sales Aid 2004; PI Ex. 53).2 For ease of reference, the court will refer to this advertising

[1]	The text references a footnote at the bottom of the page, stating “Periodic CBCs, including platelet count, and stool occult blood tests are recommended during treatment.” The text also references two endnotes, stating “Data on file, Aventis Pharmaceuticals Inc. Bridgewater, NJ. January 2002-October 2003;” and “LOVENOX (enoxaparin sodium injection) Prescribing Information. Aventis Pharmaceuticals Inc. Bridgewater, NJ.”
[2]	Exhibits, declarations, affidavits or transcripts preceded by the letters “PI” refer to materials submitted in conjunction with the preliminary injunction hearing.

message as the “no routine coagulation monitoring required” statement, except where differences in wording or context are relevant to the court’s analysis.3

A second message made within Aventis advertisements is that LOVENOX is therapeutic from the first dose or is therapeutic within 1/2 hour. Through 2003, the phrase “LOVENOX: Therapeutic from dose one” appeared frequently in defendant’s advertisements. (Haymes Ex. 3; Wolff PI Aff. Ex. C., p.5). In one advertisement, in the November, 2003, issue of the “Cath Lab Digest,” the phrase “predictable first-dose protection to quickly impact the progression of thrombus” is accompanied by a reference to “Data on File.” (Riddle PI Aff., Ex. F.). In another advertisement, in a 2003 Detail Aid, a similar phrase appears below a reference to “in the medical or invasive management of UA/NSTEMI patients.” (Haymes Dep. 111, Ex. 10). In a 2002 Detail Aid, the phrase “reaches therapeutic levels within 1/2 hour,” appears also in conjunction with a reference to “Data on File.” (Haymes Ex. 3). The court will refer to this group of statements as the “therapeutic from dose one / within 1/2 hour” statement, except where differences in wording merit further differentiation.

A final group of advertising statements asserts more generally that LOVENOX is predictable and consistent, without making claims about LOVENOX’s therapeutic effect from the first dose or within 1/2 hour. For instance, one advertisement states “LOVENOX: A wide and predictable therapeutic window - consistent therapeutic window following SC dosing.”

[3]	Other variations of this message include: “LOVENOX has simple S[ub]C[utaneous] dosing for UA/NQWMI patients with no routine coagulation monitoring” (Detail Aid, dated 2002; Riddle PI Aff., Ex. A); “No routine coagulation monitoring required” (All indication visual aid, 2001; Caffe PI Dec., Ex. M); “no monitoring of INR, PT, or aPTT at recommended doses in patients with normal presurgical coagulation parameters” (Journal Ad, 1997, p. 4; Slim Jim, 1997, p.2 - Wolff PI Aff., Ex. A).

(2003 Ad., Wolff PI Aff. Ex. C. p.3).4 This advertisement includes two graphs, one of which shows Anti-Xa levels after a SC injection of LOVENOX once “steady state” has been achieved, and the second of which illustrates a study by Collet. (Id.). Other advertising statements similarly promote the general predictability and consistency of LOVENOX.5 The court will refer to this group of statements as the “predictable and consistent” claims, except where differences in wording merit further differentiation.

By the late 1990’s, patients entering hospitals with UA/NSTEMI were being treated with increasing frequency with more invasive procedures in the form of percutaneous coronary intervention (hereinafter “PCI”) or heart catherization, in the catherization lab (“cath lab”). Some cardiologists were reluctant to prescribe LOVENOX for UA/NSTEMI patients who transition quickly to the cath lab, and these cardiologists wanted to be able to verify their patients’ anticoagulation levels prior to PCI procedures in the cath lab.

Plaintiff was created for the primary purpose of developing and marketing test methods for monitoring patient response to anticoagulants, such as LOVENOX. During 2000, PharmaNetics and Aventis discussed the possibility of having PharmaNetics develop a test card that would measure specific anticoagulation levels of LOVENOX in UA/NSTEMI patients within a range equivalent to anti-Xa levels of .15 to 2.0 IU/ml. Aventis was interested in developing such a test as a service to physicians who desired to measure anticoagulation levels in UA/NSTEMI patients who might quickly transition to PCI.

[4]	Reference is made in the advertisement to “Results from Collet et al. Circulation. 2001;103.”
[5]	E.g.,”UFH does not provide predictable anticoagulation ... LOVENOX provides consistent and predictable anticoagulation . . . after steady-state level is attained. (2004 Sales Aid, Haymes Ex. 9, referencing data on file); “Consistent and predictable anticoagulation for both medically and invasively managed UA/NSTEMI patients” (November, 2003 Ad., Riddle PI Aff., Ex. F.) (showing references to four footnotes, which cite studies by Cohen, Goodman, Fox and Topol); “92% bioavailability enhances predictability - consistent and predictable efficacy for both medically and invasively managed patients” (2003 ad, p. 5; Wolff Aff., Ex. C.) (Reference is made to an endnote, which states “LOVENOX (enoxaparin sodium injection) Prescribing Information,” and to an endnote, which states “Data on file”).

On August 30, 2000, the parties entered into a contract entitled “Collaborative Development Agreement” (CDA) for purposes of developing a monitoring device. The CDA provided for the establishment of a “Joint Development Committee” containing three members from each company, which was required to “operate by consensus” to plan and coordinate the clinical development of the proposed test card until the first commercial sale of the product. (CDA § 2.1.3). Under the CDA, plaintiff was responsible for obtaining regulatory approval from the FDA for the product, and defendant was required to provide “reasonable assistance” to plaintiff with respect to any issues relating to LOVENOX. (§ 2.2.1).

The CDA also provided for the establishment of a “Joint Commercialization Committee” comprised by three members from each company, which also was required to operate “by consensus” to oversee commercialization and marketing of the product. (§ 4.1.2). Under the CDA, plaintiff was required to use “reasonable efforts to commercialize and sell” the product, and defendant was required to include the product in promotion of LOVENOX to appropriate physician groups. (§ 4.3 and § 4.7.5).

Under the CDA, defendant was required to pay a “milestone payment” of $1,000,000 to plaintiff within 15 days of the execution of the CDA, $1,000,000 upon completion of registration enabling trials for the product, $1,500,000 upon issuance by the FDA of a regulatory approval for the product, and $1,500,000 upon first commercial sale of the product. (§ 5.1). During the course of several years following execution of the CDA, all the conditions precedent to payment were met, and defendant made all milestone payments.

After approximately two years of research and development, in August 2002, the FDA approved the use of plaintiff’s product, as the ENOX test card and analyzer (hereinafter ENOX), for a more limited use than had been sought originally. Specifically, ENOX was approved only for the confirmation of anticoagulant effects of LOVENOX greater than or equal to 260 seconds (or roughly equivalent to Anti-Xa levels of 1.0 IU/mL or greater) in UA/NSTEMI patients who may transition to PCI. (Def’s Mem. in Sup., Ex.C, hereinafter “ENOX label”).

Beginning in December 2002 PharmaNetics began marketing, promotion and sale of its ENOX test card. The parties engaged in extensive discussions around December 2002 in an effort to reach a more precise co-marketing and co-labeling agreement. The parties did not formalize any such agreement in writing.

Through 2003, defendant continued to advertise to interventional cardiologists that no routine coagulation monitoring was required with LOVENOX, that LOVENOX was therapeutic from dose one, and that LOVENOX had a consistent and predictable therapeutic affect. Beginning about February 2003, Aventis sales representatives began making negative comments about the utility and effectiveness of ENOX to interventional cardiologists and hospital cath lab employees and managers. For instance, in situations where doctors received surprising sub-therapeutic readings from the test, Aventis representatives blamed the ENOX test, and stated to hospitals and physicians that the ENOX test card produces low test results, inaccurate readings, and was unreliable or did not work.

During the summer and early fall of 2003, after sales of ENOX proved much lower than plaintiff had originally hoped, meetings occurred between executives of Aventis and PharmaNetics in an effort to resolve differences regarding the marketing of the ENOX test card. During the course of these discussions, PharmaNetics suggested that LOVENOX advertising statements “no routine coagulation monitoring required” and “therapeutic from dose one” were false and misleading to doctors. In September 2003, PharmaNetics requested that Aventis revise such advertising statements and further provide financial support for its ENOX test card business. Aventis did not agree to revise its advertisements or to further support PharmaNetics.

On October 9, 2003, PharmaNetics activated the dispute resolution procedures of the CDA, which led to termination of the CDA effective December 16, 2003. In November, 2003, plaintiff’s executives planned to dissolve plaintiff’s sales force by the end of February 2004, and to eliminate and conclude its routine test manufacturing operations by March 12, 2004. By March 2004 plaintiff “mothballed” its assets in an effort to preserve their value for a potential sale.

As of January 2004, defendant voluntarily ceased using the “therapeutic from dose one / within 1/2 hour” statement, but continues to use the “predictable and consistent” and “no coagulation monitoring required” statements in advertisements to cardiologists. (Wolff PI T. 511 & 525; Haymes Ex. 9).

Further factual details will follow in the discussion of each claim.

DISCUSSION

Summary judgment is appropriate, under Rule 56(c), “if the pleadings, depositions, answers to interrogatories, and admissions on file, together with the affidavits, if any, show that there is no genuine issue as to any material fact and that the moving party is entitled to a judgment as a matter of law.” FED. R. Civ. P. 56(c). A party seeking summary judgment “bears the initial responsibility of informing the district court of the basis for its motion, and identifying those portions of the [record] which it believes demonstrate the absence of a genuine issue of material fact.” Celotex Corp. v. Catrett, 477 U.S. 317, 323 (1986). The moving party can meet this burden “by showing that there is an absence of evidence to support the nonmoving party’s case.” Honor v. Booz-Allen & Hamilton, Inc., 383 F.3d 180, 185 (4th Cir. 2004). “[A] complete failure of proof concerning an essential element of [a plaintiff’s] case necessarily renders all other facts immaterial.” Celotex, 477 U.S. at 323. Once the moving party has met its burden, the non-moving party must then “set forth specific facts showing that there is a genuine issue for trial.” Matsushita Elec. Indus. Co. Ltd. v. Zenith Radio Corp., 475 U.S. 574, 586-87 (1986) (quoting FED. R. Civ. P. 56(e)).

In making a determination on a summary judgment motion, the court views the evidence in the light most favorable to the non-moving party, according that party the benefit of all reasonable inferences. Bailey v. Blue Cross & Blue Shield of Virginia, 67 F.3d 53, 56 (4th Cir.1995). Nevertheless, the court is not “required to submit a question to a jury merely because some evidence has been introduced by the party having the burden of proof, unless the evidence be of such a character that it would warrant the jury in finding a verdict in favor of that party.” Anderson v. Liberty Lobby Inc., 477 U.S. 242, 251 (1986) (citations omitted). “[C]onclusory statements, without specific evidentiary support,” are insufficient to create a genuine issue of fact. Causey v. Balog, 162 F.3d 795, 802 (4th Cir.1998); see Beale v. Hardy, 769 F.2d 213, 214 (4th Cir. 1985) (stating that “mere speculation or the building of one inference upon another” is not sufficient).

Findings of fact and statements of law made by the court at the preliminary injunction stage of this case are not binding upon the court at this point in the case, especially given the substantial discovery and additional briefing that has transpired in over eight months following the preliminary injunction order. See Hughes Network Sys. v. Interdigital Communications Corp., 17 F.3d 691, 693 (4th Cir. 1994) (noting that a preliminary injunction requires a district court to act on an incomplete record, and that “the danger of a mistake in this setting is substantial”). Moreover, the law of the case doctrine does not prevent the court from revisiting issues addressed in denying summary judgment at a much earlier phase of the case. See Foster v. Tandy Corp., 828 F.2d 1052, 1058 (4th Cir. 1987) (stating that law of the case doctrine is inapplicable “where the previous ruling has been on pre-trial motion, and the subsequent ruling comes after the full development of the case”); Washington v. Digital Equipment Corp.,1992 WL 167946, 1992 U.S. App. LEXIS 16843, *20 (4th Cir., July 21, 1992) (“A decision not to grant summary judgment does not resolve any factual or legal issue.”). While the court may refer to evidence developed at the preliminary injunction hearing, and while the court may reiterate points of law made therein, the court approaches the issues now before it de novo.

I. Lanham Act False Advertising Claims

In support of its Lanham Act claim, plaintiff argues that Aventis’ advertising statements concerning LOVENOX for use in UA/NSTEMI patients who may transition to PCI are either literally false or likely to mislead and confuse physician consumers.

As is relevant to plaintiff’s claim, the Lanham Act prohibits the “false or misleading description of fact, or false or misleading representation of fact, which in commercial advertising or promotion, misrepresents the nature, characteristics, qualities, or geographic origin of his or her. . . goods.” 15 U.S.C. § 1125(a)(1)(B). A plaintiff asserting a false advertising claim under the Lanham Act must establish the following elements:

(1) the defendant made a false or misleading description of fact or representation of fact in a commercial advertisement about his own or another’s product;

(2) the misrepresentation is material, in that it is likely to influence the purchasing decision;

(3) the misrepresentation actually deceives or has the tendency to deceive a substantial segment of its audience;

(4) the defendant placed the false or misleading statement in interstate commerce; and

(5) the plaintiff has been or is likely to be injured as a result of the misrepresentation, either by direct diversion of sales or by a lessening of goodwill associated with its products.

Scotts Co. v. United Indus. Corp., 315 F.3d 264, 272 (4th Cir. 2002) (quoting Cashmere & Camel Hair Mfrs. Inst. v. Saks Fifth Ave., 284 F.3d 302, 310-11 (1st Cir. 2002)). In this case, the parties do not dispute the second or fourth elements, namely, that the statements at issue are material or that they were placed in interstate commerce. Furthermore, where the advertisement is “literally false,” plaintiff need not provide evidence of consumer deception, and the third element of the prima facie case is also satisfied. Scotts, 315 F.3d at 273. As plaintiff here argues that the advertising statements are both literally false and impliedly deceptive, the court will begin by analyzing the literal falsity issue.

A. Literal Falsity

To proceed to trial on a theory of literal falsity, plaintiff must bring forth evidence tending to show, first, that the advertisement makes unambiguous claims, and second, that those unambiguous claims are false. Scotts, 315 F.3d at 274; see American Council of Cert. Podiatric Phys. & Surgeons v. Am. Bd. of Podiatric Surgery, Inc., 185 F.3d 606, 614-615 & n.2 (6th Cir. 1999) (conducting literal falsity analysis on motion for judgment as a matter of law). In considering literal falsity, the court must analyze the message conveyed within its full context. Scotts, 315 F.3d at 275.

“Only an unambiguous message can be literally false.” Id. at 275-76 (quoting Novartis Consumer Health. Inc. v. Johnson & Johnson-Merck, 290 F.3d 578, 587 (3rd Cir. 2002)) (emphasis in original). Thus, an advertising statement that “can reasonably be understood as conveying different messages,” cannot be found literally false. Id. at 275. Similarly, “commercial claims that are implicit, attenuated, or merely suggestive usually cannot fairly be characterized as literally false.” Id. at 276 (quoting United Indus. Corp. v. Clorox Co., 140 F.3d 1175, 1180 (8th Cir. 1998)).

At the same time, “a literally false message may be... conveyed by necessary implication when, considering the advertisement in its entirety, the audience would recognize the claim as readily as if it had been explicitly stated.” Id. at 274 (quoting Novartis, 290 F.3d at 586-87) (emphasis added). In considering literal falsity in this case, the court will first address the ambiguity of each advertisement and then, if applicable, whether the unambiguous claim is false.

i. Ambiguity

First, concerning the “therapeutic from dose one / within 1/2 hour” statement, plaintiff has presented evidence tending to show that the statement has a single, unambiguous, meaning. Specifically, plaintiff cites to testimony by witnesses and to other materials directly bearing on the meaning of the word “therapeutic” that shows that, in the context of use of LOVENOX for UA/NSTEMI patients, “therapeutic” has one meaning, namely, “providing the equivalent to anti-Xa levels between 0.6 and 1.8 IU/ml.” (Haymes Ex. 10; Knafo Dec. ¶11; Dietrich Dep. 64-65, 83, Ex. 9; Gisserot I Dep. 83; PI Tr. 524).

Although some witnesses suggest other meanings of the term “therapeutic,” (e.g., Cohen PI Tr. 898-99 (contrasting specific anticoagulation levels with general benefits from drug)), sufficient evidence exists to establish that the term has a meaning to the exclusion of the others in this context. For instance, text in a relevant LOVENOX advertisement itself refers to “the lower limit of therapeutic range” as “(.5 IU/ml).”). (Haymes Ex. 10, p.3) (emphasis added). An employee of defendant has directly stated “we consider .6 to 1.8 IU/ml to be therapeutic.” (Dietrich Ex. 9). Another witness has stated that “therapeutic would be meant to say achieving

a[n] anti-Xa level above a certain amount.” (PI Tr 524). Finally, a former sales representative with defendant states “I understood... that ‘therapeutic from dose one’ means that a patient is safely anti-coagulated, and had achieved the equivalent of a 0.5 or above anti-Xa level from the first dose of the drug.” (Knafo Aff., ¶11).6

The term “therapeutic” is also not qualified by modifiers such as “sometimes,” or “usually,” or “for the majority of patients in most occasions,” which could introduce ambiguity into the statement. Rather relevant advertisements unequivocally state that LOVENOX is therapeutic “from dose one” or “within 1/2 hour.” Notably, in the past, Aventis has qualified this advertising claim, and implied that LOVENOX is capable of reaching therapeutic levels within 1/2 hours, but does not always so perform. E.g.: “in unstable angina and non-Q-wave MI ... predictable from the very first dose - therapeutic antithrombotic levels can be achieved within 30 minutes of administration.” (Wolff PI Aff., Ex. A, direct mail advertisement, 1999, p. 4 (emphasis added)). But, in recent advertisements, the phrase is not qualified in this way. (e.g., Haymes Ex. 3). Therefore, plaintiff has presented sufficient evidence that the advertising statement, unambiguously portrays the message that LOVENOX provides the equivalent to anti-Xa levels above 0.6 IU/ml during the first dose and/or within 30 minutes of receiving the first dose.

In contrast to the “therapeutic” advertising message, plaintiff has failed to present comparable evidence that the “no routine coagulation monitoring required” or the “consistent

[6]	Defendant moves to strike certain statements from the Knafo Affidavit on grounds that they are inadmissible hearsay, conclusory, or not based upon personal knowledge. While this may be true for many statements in the Knafo Affidavit, it is not true for the specific statement in paragraph 11, which the court relies upon here. See Knafo Aff., ¶11. Contrary to defendant’s argument, this statement, which reflects only Knafo’s understanding, is not lacking in foundation. Accordingly, in this part only, defendant’s motion to strike the Knafo Affidavit is DENIED. Other parts of defendant’s motion, which pertain to sections in the Affidavit not relied upon by the court to defendant’s detriment, are DENIED as MOOT.

and predictable” advertisements are unambiguous. Plaintiff urges the court to consider the “no routine coagulation monitoring required” statement in the context of advertisements for UA/NSTEMI patients who may transition to the cath lab for PCI procedures. (See Pl’s Mem. in Opp., p. 20). In this context, plaintiff claims that the “no routine coagulation monitoring required” statement in these advertisements “necessarily implies one meaning: that because LOVENOX is so predictable and consistent, coagulation monitoring [with PT, aPTT, ACT, Anti-Xa, and ENOX tests] is not regularly required for any patient, including those patients transitioning to the cath lab.” (Id.).

Although plaintiff presents direct evidence as to the meaning of “coagulation monitoring” and “routine,” notably missing from plaintiff’s own proposed interpretation of the advertising statement is any clarification of the meaning of the term “required.” (See Pl’s Mem. in Opp., p. 20). At least two meanings of this term are reasonably implied by the text and context of the advertisement. On the one hand, “required” may mean, in the manner plaintiff urges, “shown by clinical studies to be the standard of care for patients,” or “considered by doctors to be the standard of care.” (E.g., Pl’s Mem. in Opp., p. 21 & n.32; Pl’s Post-Hrg. PI Mem., pp. 8-9). On the other hand, “required” may mean “mandated by law or regulation,” or “mandated by the FDA,” or “mandated by the FDA-approved label.” (See e.g., Pl’s Pre-Hrg. PI Mem., p. 4 (arguing that FDA-approved label requires monitoring); Pl’s Mem. in Opp., pp. 21-22, (discussing FDA approval, or lack thereof, for use of LOVENOX in invasively managed patients)).7

[7]	In addition to its initial interpretation of the advertisement, plaintiff also states that the advertising phrase necessarily implies that “tests have shown that patients do not ... require monitoring.” (Pl’s Mem. in Opp., p. 21). This wording only raises further questions as to the meaning of “required,” for instance, whether there is any difference in having “patients require” monitoring, as opposed to having “tests require” or “doctors prefer” monitoring for patients. (See also Woods Dep. 110, focusing on whether cardiologists “wanted” a way to monitor; Labreche Dep. 194, discussing whether cardiologists “felt a need to know” anticoagulation levels)..

Plaintiff presents no evidence that only one of these interpretations is necessarily implied by the advertisement. Unlike the evidence presented showing the meaning of the term “therapeutic,” plaintiff does not present evidence directly bearing on the meaning of “required.” (See e.g., Knafo Aff. ¶¶11&12, defining meaning of therapeutic, but not even addressing meaning of “required”). Thus, in contrast to the “therapeutic from dose one” phrase, plaintiff has not introduced evidence tending to show that one meaning must be used to the exclusion of the other. As such, because the advertising statement “can reasonably be understood as conveying different messages,” it cannot be found literally false. Scotts, 315 F.3d at 275; see also Am. Co. of Cert. Podiatric Phys. & Surgeons, 185 F.3d at 615 (finding certain advertising statements ambiguous upon motion for judgment as a matter of law).

Similarly, plaintiff has failed to present evidence that the “consistent and predictable” message, apart from any specific claim about therapeutic levels after a set time or dose, has a single meaning to the exclusion of others. Plaintiff claims that the “consistent and predictable” message is “synonymous with ‘therapeutic from dose one’.” (Pl’s Mem. in Opp., p. 19). Nevertheless, plaintiff has cited no evidence for the proposition that designating LOVENOX consistent and predictable necessarily implies such specific first dosage time frame. Rather, the testimony cited by plaintiff only equates phrases that specifically make reference to performance within a first dose or set amount of hours. (Haymes Dep. 112-116 (“first dose protection to quickly impact the thrombus progression” is another way to say “therapeutic from dose one”); Sandulli Dep. 113-14). The court already has addressed such claims that specifically make reference to first dose or set hours as “therapeutic from dose one / within 1/2 hour” advertising statements.

In sum, the meaning of the “consistent and predictable” message, apart from any specific claim about therapeutic levels after a set time or dose, is not directly addressed by plaintiff. Much less has plaintiff presented evidence, comparable to that presented regarding the term

“therapeutic” that these terms have one unambiguous meaning. If anything, uncontradicted evidence in the record shows that the message “consistent and predictable” could reasonably mean not only very exact results after the first dose but also general reliability and lack of variability in anti-thrombotic effect. (Dietrich Dep. 123-25; Cohen Dep. 118; see PI Order, p. 39).

In summary, of the three groups of advertising messages, only “therapeutic from dose one / within 1/2 hour” provides an unambiguous message, namely that LOVENOX provides to UA/NSTEMI patients the equivalent to anti-Xa levels above 0.6 IU/ml during the first dose and/or within 30 minutes of receiving the first dose. The court must next determine whether plaintiff has presented sufficient evidence tending to show that this unambiguous message is false. Scotts, 315 F.3d at 274.

ii. Falsity

In context of the advertisements in which it appears, the “therapeutic from dose one / within 1/2 hour” statement either expressly or impliedly asserts that the claim is supported by studies, tests, or other clinical data. As such, the truthfulness of these statements cannot be proven or disproven without looking at the studies, tests or clinical data purportedly supporting these advertising claims. C.B. Fleet Co. v. SmithKline Beecham, 131 F.3d 430, 435 (4th Cir. 1997). To show that such advertising statements are literally false, plaintiff must demonstrate that the studies or tests are “not sufficiently reliable to permit one to conclude with reasonable certainty that they established the claim made.” Mylan Labs. Inc. v. Matkari, 7 F.3d 1130, 1138 (4th Cir. 1993).

In its brief, plaintiff contends that studies, tests, and other clinical data cited by defendant in support of the “therapeutic from dose one / within 1/2 hour” statement do not, in fact, support the unambiguous claims made. Although the evidence is mixed, studies discussed by defendant’s and plaintiff’s witnesses tend to show that patients are not always therapeutic after 1/2 hour or after the first dose of LOVENOX is administered. For instance, testimony concerning a study used by defendant as “data on file” tends to show that only 2 out of 16 patients had reached an Anti-Xa level above .5 IU/ml at 30 minutes. (Gladden II, Ex. 4, pp. 2-3; Wolff Dep. 193-196; Nessel PI T. 713-717; PI Exs. 295 (study) & 298 (graph); Leumas PI T. 215; Tcheng PI T. 116; Mann PI T. 141; PI Ex. 36). In addition, one of defendant’s witnesses confirms that the Collet study showed that approximately 2.4% of patients were not therapeutic after four doses of LOVENOX. (Cohen PI T. 950-51). In another study, 12% of patients were sub-therapeutic between one to four hours after one dose. (Cohen PI T. 951). In one clinical trial involving the ENOX, only the “overwhelming majority,” or roughly 94%, of patients were above .5 IU/ml. (Cohen PI T. 928).

While these trials and studies may generally show that LOVENOX is predictable and consistent when administered according to the indicated dosing, and certainly more predictable and consistent than other anti-coagulants, they do not support the claim that LOVENOX is, simply, “therapeutic from dose one / within 1/2 hour.” Therefore, plaintiff has presented sufficient evidence to create a genuine issue of fact as to the literal falsity of the “therapeutic from dose one / within 1/2 hour” statement.

In support of summary judgment, defendant argues that the testimony of plaintiff’s own medical experts supports the “therapeutic from dose one /within 1/2 hour” statement. For instance, defendant cites to testimony by Dr. James Tcheng to the effect that LOVENOX is therapeutic from dose one and predictable “for 98-99% of UA/NSTEMI patients.” (Def’s Mem. in Sup., p. 30, citing Tcheng Dep. 199-200, 258-59, 263). Even assuming this is true, the advertising statement, however, does not include the qualification “for 98-99% of patients,” but is rather unqualified. As the court noted before, because Aventis included no qualification with the phrase “therapeutic from dose one” it should be held to the plain meaning of the statement. See Johnson & Johnson-Merck Consumer Pharms. Co. v. P&G, 285 F. Supp. 2d 389, 393

(S.D.N.Y. 2003) (“[Defendant] chose its language and now must live with the consequences.”). Therefore, Dr. Tcheng’s testimony does not necessarily contradict other evidence presented by plaintiff showing that the “therapeutic from dose one / within 1/2 hour” statement is literally false.

In the alternative, defendant argues that statements made in the FDA-approved LOVENOX label prevent the court from finding defendant’s advertisements literally false. Although the court agrees with defendant, as an alternative basis for summary judgment, as to the “no routine coagulation monitoring required” and “consistent and predictable” statements, the same is not true for the “therapeutic from dose one / within 1/2 hour” statement. For instance, an order declaring the “no routine coagulation monitoring required statement” literally false would conflict directly with language in the label stating that “since coagulation parameters are unsuitable for monitoring Lovenox Injection activity, routine monitoring of coagulation parameters is not required.” (July 2004 label) (emphasis added).

Similarly, an order declaring LOVENOX to be not “consistent and predictable” would conflict directly with the statement in the label that “[s]teady-state enoxaparin activity levels are well predicted by single-dose pharmacokinetics.” (July 2004 label) (emphasis added). “Although [defendant’s] statements do not correspond precisely to statements that the FDA has approved, the challenged statements discussed above are similar enough to the approved statements for the Court to conclude, as a matter of law, that they are neither false nor misleading.” Cytyc Corp. v. Neuromedical Sys., 12 F. Supp. 2d 296, 301 (S.D.N.Y. 1998).

By contrast, the label does not make any statements concerning therapeutic levels after only the first dose or within 1/2 hour of the first dose. Rather, the label describes therapeutic levels “after repeated subcutaneous administration of the 1mg/kg twice daily regimen, [where] the steady state is reached from day 4.” (July 2004 Label, p. 1) (emphasis added). Contrary to defendant’s argument (Def’s Mem. in Sup., p. 24), where the label states that “this difference in steady state is expected and within the therapeutic range,” the label is not referring to the difference between levels at the first dose and at steady state, but rather plainly referring to the difference between “mean peak and trough levels of 1.2 and .52 IU/ml” in steady state. (See July 2004 Label, p. 1). Therefore, the court encounters no conflict with the label in finding the “therapeutic from dose one / within 1/2 hour” advertising statement false.

Next, defendant argues that “to the extent PharmaNetics alleges that Aventis is falsley promoting off-label use of LOVENOX for PCI, the FDA has jurisdiction.” (Def s Mem. in Sup., p. 25). Specifically as to the “therapeutic from dose one / within 1/2 hour” claim, the court finds this argument inapposite. Plaintiff does not claim that defendant is promoting off-label use of LOVENOX, nor does plaintiff seek damages for off label use of LOVENOX. Much to the contrary, plaintiff claims that defendant’s advertisements are literally false for the indication in which both LOVENOX and ENOX has been approved by the FDA, namely for “patients with UA/NSTEMI who may transition to percutaneous intervention (PCI).” (Pl’s Mem. in Opp., p. 15, see ENOX label). Moreover, the cases cited by defendant, in which plaintiffs’ claims concerning the FDA approval process were preempted, are wholly distinguishable, given that there is no allegation in this case that LOVENOX is falsely represented as FDA-approved. See Mylan Labs., Inc. v. Matkari, 7 F.3d 1130, 1139 (4th Cir., 1993) (holding that the “part of the complaint which alleges that the defendants violated the Lanham Act by representing or implying that the drugs had been ‘properly approved by the FDA’ must be rejected” on grounds of preemption by the Food, Drug, and Cosmetic Act); Healthpoint, Ltd. v. Stratus Pharms., Inc., 273 F. Supp. 2d 769, 781 (W.D.Tex. 2001) (false approval); Summit Tech. v. High-Line Med. Instr. Co., 922 F. Supp. 299, 305-06 (D. Cal. 1996) (failure to disclose non-approval).

Finally, defendant renews its argument that plaintiff lacks standing to assert its Lanham Act claims because it is not a competitor. The court addressed and rejected this argument in its previous order denying summary judgment on this issue. (See PI Order, p. 69-70). In the alternative, defendant argues that plaintiff has failed to satisfy the factors related to causation and damages in the five-factor test used in Conte Bros. v. Quaker State Slick 50. Inc., 165 F.3d 221, 233 (3rd Cir. 1998). The court will address plaintiff s causation and damage evidence in a later section of this opinion.

B. Consumer Confusion

Concerning the “no routine coagulation monitoring required” and “consistent and predictable” statements, plaintiff alternatively argues that, even if these statements are not literally false, they are misleading and confusing to consumers.

To satisfy the first element of a Lanham Act claim without showing literal falsity, “a plaintiff must demonstrate, by extrinsic evidence, that the challenged advertisements tend to mislead or confuse consumers.” Scotts, 315 F.3d at 273 (quoting Johnson & Johnson-Merck Consumer Pharm. Co. v. Smithkline Beecham Corp., 960 F.2d 294, 297 (2d Cir. 1992)). Specifically, plaintiff must present evidence showing “actual consumer deception,” id. (quoting Abbott Labs. v. Mead Johnson & Co., 971 F.2d 6, 14 (7th Cir. 1992), in that “a statistically significant part of the commercial audience holds the false belief allegedly communicated by the challenged advertisement.” Johnson & Johnson-Merck, 960 F.2d at 298; see Scotts, 315 F.3d at 276 (deception requires showing that “substantial portion of the audience” was misled) (quoting Clorox Co. Puerto Rico v. Proctor & Gamble Commercial Co., 228 F.3d 24, 36 (1st Cir. 2000). Consumer confusion “is most often proved by consumer survey data,” that is admissible and scientifically reliable. Scotts, 315 F.3d at 276 (citing Clorox Co., 228 F.3d at 36).

Applying these principles to this case, plaintiff has failed to present sufficient evidence showing actual consumer deception concerning the “no coagulation monitoring required” and “consistent and predictable” statements. Plaintiff claims that “Aventis’ own market surveys and feedback from cardiologists at scientific advisory board meetings showed that Aventis’ promotional claims were effective, believed and confused the marketplace into thinking

LOVENOX was instantly therapeutic and, as such, that a monitor device was not required even when LOVENOX was administered to invasively managed patients.” (P1’s Mem. in Opp., p. 22, citing Haymes Dep. 32-42, 283-84, Ex. 41; Riddle II Dep. 356-57, Ex. 416; Kircher Dep. 234-37, Ex. 332; Woods Dep. 229-238, 252-59). Even accepting plaintiff’s own characterization of the evidence in its brief, such evidence fails to address the principal question that must be addressed in a consumer survey, namely “the message actually conveyed to consumers.” Scotts, 315 F.3d at 280; Johnson & Johnson-Merck, 960 F.2d at 297-98 (“[T]he question in such cases is - what does the person to whom the advertisement is addressed find to be the message?”).

Specifically lacking is any discussion of how consumer-physicians actually interpreted the “no coagulation monitoring required” or “consistent and predictable” statements, much less evidence that a significant portion held “the false belief allegedly communicated by the challenged advertisement.” Johnson & Johnson-Merck, 960 F.2d at 298. Statements by individual witnesses that there could be “misunderstandings” or “misinterpretation” of the sales message, e.g., LaBreche Ex. 10, fall far short of the type of evidence required to proceed on such a consumer confusion theory. See Scotts, 315 F.3d at 273 (claim requires showing of actual consumer deception, not just potential deception). Accordingly, the court rejects plaintiff’s consumer confusion argument.

C. Intentional Deception

In the alternative, plaintiff argues that survey evidence to prove consumer confusion is not necessary in this case, provided there is proof that defendant intended to deceive or mislead consumers. “It is well established that if there is proof that a defendant intentionally set out to deceive or mislead consumers, a presumption arises that customers in fact have been deceived.” Scotts, 315 F.3d at 281 (quoting Cashmere & Camel Hair Mfrs., 284 F.3d at 316).

In this case, however, plaintiff has failed to present evidence tending to show that defendant intentionally set out to deceive or mislead consumers with its “no coagulation monitoring required” and “consistent and predictable” statements. Rather, the evidence cited concerns almost exclusively the “therapeutic from dose one / within 1/2 hour” statement, for which the court already has found a genuine issue of fact as to literal falsity. For instance, plaintiff cites the fact that defendant modified its “therapeutic from dose one / within 1/2 hour” statement, admitted lack of studies supporting said statement, and knew that thirty minute limit was inappropriate. (P1’s Mem. in Opp., p. 24). Plaintiff lacks any parallel evidence concerning the “no coagulation monitoring required” and “consistent and predictable” statements.

Plaintiff only cites to one piece of evidence specifically relating to the monitoring claim that it alleges shows an intent to deceive. The evidence cited is a report on an unfavorable third-party review of ENOX coming out of the ELECT trial study of the ENOX test card. (Labreche Ex. 18). The author of the report, Aventis employee Dustan Labreche, states that one point omitted from the review is that two patients died in the ELECT trial, and that in those instances investigators were not aware that there was inadequate anticoagulation present at the time of the procedure. “Both of these cases,” Labreche writes, “strongly reinforce the interventionalists[‘] reasoning behind wanting a point of care device and their reluctance to blindly accept that a patient has received their dose of enoxaparin. . . a host of interventional cardiologists relate such stories and why they feel a need to know where they are before initiating the case.” (LaBreche Dep. 194-95, Ex. 18) (emphasis added).

This report and the statements therein, however, are not probative to whether defendant intended to deceive doctors with its “no routine coagulation monitoring required” statement. By relying on this evidence as proof of intentional deception, plaintiff assumes the required conclusion of the literal falsity claim, namely that “no routine coagulation monitoring required” has an unambiguous meaning consistent with the way Labreche describes the preference towards monitoring. Nevertheless, this evidence only further illustrates the ambiguity in the concept of whether a monitor is required or mandated, as opposed to desired or recommended. (See

Labreche Ex. 18 (stating that physicians “wanted” point of care device, were “reluctant” to proceed, and “felt a need” for a monitor)). Neither party disputes the fact that physicians plainly desired an effective point of care test. This, however, does not show that defendant intended to deceive with its “no routine coagulation monitoring required” statement.

Moreover, in Scotts, the Fourth Circuit suggested that “defendant’s prior history” of trademark violations, or presence of a “disclaimer” are examples of the types of evidence that might show intentional falsity. Scotts, 315 F.3d at 282. Presumably, for purposes of argument, a defendant’s removal of challenged false claims could also be considered evidence of intentional falsity. Here, however, the Labreche exhibit presents no such comparable evidence of past history or voluntary changes specifically concerning the “no routine coagulation monitoring required” or “consistent and predictable” statements. Therefore, there is no basis upon which to find intentional falsity as to these statements.

Accordingly, summary judgment is proper as to those Lanham Act claims specifically concerning the “no routine coagulation monitoring required” and “consistent and predictable” statements. As to the “therapeutic from dose one / within 1/2 hour” statements, however, the court must determine whether the remaining element of the claim, actual injury, is satisfied.

D. Lanham Act Damages

The final element of a Lanham Act claim is that “the plaintiff has been or is likely to be injured as a result of the misrepresentation, either by direct diversion of sales or by a lessening of goodwill associated with its products.” Scotts Co., 315 F.3d at 272 (quoting Cashmere & Camel Hair Mfrs., 284 F.3d at 311). To satisfy the damages element, a plaintiff must bring forth sufficient evidence tending to show “both actual damages and a causal link between the defendant’s violation and those damages.” Xoom, Inc. v. Imageline, Inc., 323 F.3d 279, 286 (4th Cir. 2003) (quoting Black & Decker, Inc. v. Pro-tech Power Inc., 26 F. Supp. 2d 834, 863 (E.D. Va. 1998)). Otis Clapp & Son, Inc. v. Filmore Vitamin Co., 754 F.2d 738, 745 (7th Cir. 1985).

Moreover, even where plaintiff has established causation and injury, plaintiff “still b[ears] the burden of proving an evidentiary basis to justify any monetary recovery.” Porous Media Corp., 110 F.3d 1329, 1336 (8th Cir. 1997).

Plaintiff argues that a presumption of harm should apply, provided that the “therapeutic from dose one / within 1/2 hour” statement is literally false or intentionally deceptive. Nevertheless, for several reasons, the court finds such a presumption inapplicable under the circumstances of this case. First, the Fourth Circuit has questioned whether such a presumption applies outside of the comparative advertisement context. See Scotts, 315 F.3d at 273-74 (citing Ortho Pharm. Corp. v. Cosprophar, Inc., 32 F.3d 690, 696 (2nd Cir. 1994) (stating that the Second Circuit “has expressly disfavored presumptions of harm in cases where the products are not obviously in competition or where the defendant’s advertisements make no direct reference to any competitor’s products”)). Indeed, the only cases plaintiff cites which applied the presumption applied it for “deliberately false comparative claims.” U-Haul Int’l, Inc. v. Jartran, Inc., 793 F.2d 1034,1040 (9th Cir.1986); Porous Media Com., 110 F.3d at 1336 (comparative advertising involving willful deception).8

Next, while courts have recognized that such a presumption may apply in the context of preliminary or permanent injunctive relief, see Scotts, 315 F.3d at 273, its application in cases involving a claim for money damages is disfavored. See Balance Dynamics Corp. v. Schmitt Indus., 204 F.3d 683, 693 (6th Cir. 2000) (stating that injunctive relief and monetary damages require different standard of proof); Web Printing Controls Co. v. Oxy-Dry Corp, 906 F.2d 1202, 1205 (7th Cir. 1990) (“[A] higher standard of proof is required for the grant of money damages.”).

[8]

Plaintiff incorrectly claims that the court in Cashmere & Camel Hair Mfrs. recognized a presumption of damages for all literal falsity claims. Much differently, the court recognized that a presumption of consumer confusion applies, which indisputably negates any requirement to prove the third element (consumer deception) of a Lanham Act claim. 284 F.3d at 314. Later in the opinion, concerning the causation and damages element, the court reaffirmed that plaintiff must “demonstrate that the false advertisement actually harmed its business ... and a diversion of sales, for example, would suffice.” Id. at 318 (internal citations omitted). Applying the rule in that case, the court proceeded to discuss why the evidence presented in that case raised a triable issue of fact as to damages and causation. Id. at 319-20.

Finally, and perhaps most importantly, even where the presumption has been applied in injunctive relief cases, these cases involve instances where a “competor’s advertising” tends to mislead. Scotts, 315 F.3d at 273 n.3 (emphasis added) (citing JTH Tax, Inc. v. H&R Block Eastern Tax Servs., Inc., 128 F. Supp. 2d 926, 948 (E.D. Va. 2001); Black & Decker v. Pro-Tech Power, 26 F. Supp. 2d 834, 862 (E.D. Va. 1998)); Hutchinson v. Pfeil, 211 F.3d 515, 522 (10th Cir. 2000) (“[T]he presumption is properly limited to circumstances in which .... the defendant has explicitly compared its product to the plaintiff’s or the plaintiff is an obvious competitor with respect to the misrepresented product.”). Therefore, in this case, where plaintiff is not a direct competitor of defendant, where plaintiff seeks monetary damages in addition to injunctive relief, and where the advertisements at issue are not comparative in nature, the court will not apply a presumption of injury.

In this case, plaintiff has presented limited evidence of a causal connection between the “therapeutic from dose one / within 1/2 hour” advertising statement and plaintiff’s lost sales. For instance, Mr. John Wright, a former ENOX sales representative, stated in his deposition that an Aventis representative had been promoting LOVENOX as “therapeutic from dose one” to a cardiology group in Huntington Memorial Hospital and Methodist Hospital. (Wright Dep. 111). Wright was not successful in securing contracts for preliminary evaluations of ENOX by these hospitals for several reasons. One reason was that an interventional cardiologist, Dr. Baruch, said “I don’t think I really need to do this,” and the reason why he felt he didn’t need to use ENOX was because “if I take them in [to the cath lab] at a certain period of time after getting the dose of the drug [LOVENOX], they’re probably in a safe range.” In discussing these reasons, Dr. Baruch alluded to LOVENOX as being “therapeutic from dose one.” (Wright Dep. 111-115; see also Wright Dep. 161-63, indicating that doctors at Riverside hospital didn’t feel the need to use

ENOX because of defendant’s advertising messages). Another former ENOX sales representative, Mr. John Sandell, testified in his deposition as to the effect of the “therapeutic from dose one / within 1/2 hour” statements made to interventional cardiologists. (See Sandell Dep. 282-285). His deposition testimony proceeded as follows:

Q: Were there interventional cardiologists that seemed less interested in your product based upon what the Aventis reps were saying about therapeutic from dose one?

A: Not in all cases. I do know of some cases where it didn’t help my sales process.

Q: Any particular ones come to mind?

A: Worcester Medical Center.

Q: Tell us about that....

* * *

A: At a meeting with the Aventis rep Joan Vaccaro, my manager, Bob Wynne and the head of the interventional cath lab, . . . he had some interest in the test and we showed the test to him and [Vaccaro] kept bringing up the fact that `you know, Doctor, the LOVENOX is good from dose one. You’re using it now without a test,’ and I’m saying to myself, why am I hearing these words? It’s not helping me sell the ENOX test....

* * *

Q: And are there any other instances that come to mind? . . .

A: Yeah, [the Aventis representative] would hand out an article and say, you know, Doctor, we’re good from dose one. And I would want to just rip that article out of people’s hands and say why - what is going on here?

Q: About how many times do you think that happened?

A: Too many, at the beginning too many. Because I eventually said don’t bring out these articles or you’re not coming with me ....

* * *

Q: Do you believe you lost sales or at least lost evaluations at hospitals based upon Aventis reps telling the physicians in your presence you know, Doctor, this is therapeutic from dose one?

A: I believe that it didn’t help the sales process. I can’t say emphatically that I lost sales because of it.

(Sandell Dep. 282-285) (emphasis added).

Although this evidence from the Wright and Sandell depositions is very limited, viewed in the light most favorable to plaintiff, this evidence tends to show a causal link between defendant’s “therapeutic from dose one / within 1/2 hour” statement and plaintiff’s lost sales or product goodwill.9 See Scotts Co., 315 F.3d at 272 (quoting Cashmere & Camel Hair Mfrs., 284 F.3d at 311). A reasonable jury could infer that the lost sales from the individual instances described above are actual and not speculative.

In so ruling, the court recognizes that the weight of the evidence tends to show that most lost ENOX sales were due to reasons other than defendant’s advertising statement. (See Def s Mem. in Sup., p. 16-17). For instance, most hospitals terminated evaluations because of little or no use of LOVENOX in interventional cardiology, lack of physician confidence or comfort in LOVENOX, resistance from technicians or managers in the cath lab, and unwillingness to put forth additional cost. (Carpenter Ex. 347, pp. 2-3). As such, the court forecasts that plaintiff may have difficulty proving lost sales in any instances apart from that described in the Wright and Sandell depositions. Nevertheless, as it is not the province of the court to weigh the evidence on

[9]	Additional evidence relevant to the issue of causation and damages, but not independently sufficient to establish the claim, includes: Sandell Dep. 144-45 (defendant’s representatives emphasized “therapeutic from dose one” during sales call at which ENOX representative was attempting to sell ENOX test); Haymes Dep. 284 (sales guide directed representative to “stress the therapeutic predictability of Lovenox,” in addressing concerns about not being able to monitor with LOVENOX); Wright Dep. 166-67 (cardiologists were persuaded by the advertising message “therapeutic from dose one”); 170 & 175 (representative lacked success selling to physicians who believed that they did not need to monitor LOVENOX due to predictable therapeutic response to LOVENOX).

summary judgment, plaintiff has presented a genuine issue of fact as to the final element of a Lanham Act claim specifically related to the “therapeutic from dose one / within 1/2 hour” statement.

Finally, defendant argues that plaintiff’s claimed monetary damages, especially those pertaining to lost sales or profits as outlined in the expert report of Richard Troxel, are “highly speculative” and “exorbitant.” In addition, defendant has filed a separate motion to exclude the testimony of Richard Troxel at trial. (DE #107). As this argument bears on the relevance of the expert witness testimony rather than question of liability under the Lanham Act, the court declines to take up this issue at this time. See Porous Media Corp., 110 F.3d at 1336 (stating that even after plaintiff established its claim under the Lanham Act, plaintiff “still bore the burden of proving an evidentiary basis to justify any monetary recovery.”).

II. Breach of Contract

Plaintiff claims that defendant breached certain terms of the Collaborative Development Agreement (CDA) and other oral or implied agreements between the parties. Specifically plaintiff claims that defendant breached § 4.7.5, relating to co-promotion of ENOX; § 2.2.1, relating to support of the development of ENOX; § 3.4.3 relating to co-labeling; § 4.1.3, relating to clinical trials; § 7.1, relating to product disparagement; and, an oral agreement on co-promotion, as well as obligations of good faith and fair dealing.

The parties do not dispute that Delaware law governs plaintiff’s breach of contract claim, as the CDA includes an express provision that the agreement is governed and interpreted in accordance with Delaware law. “Under Delaware law, the elements of a breach of contract claim are: 1) a contractual obligation; 2) a breach of that obligation by the defendant; and 3) a resulting damage to the plaintiff.” H-M Wexford LLC v. Encorp, Inc., 832 A.2d 129,140 (Del. Ch. 2003).

“The proper construction of any contract is purely a question of law.” Rhone-Poulenc Basic Chem. Co. v. Am. Motorists Ins. Co., 616 A.2d 1192, 1195 (Del. 1992). “The Court will not readily imply a contractual obligation where the contract expressly addresses the subject of the alleged wrong, yet does not provide for the obligation that is claimed to arise by implication.” Metro Commun. Corp. BVI v. Adv. Mobilecomm Techs. Inc., 854 A.2d 121,142 (Del. Ch., 2004). “Where the contract language is clear and unambiguous, the parties intent is ascertained by giving the language of the contract its ordinary meaning.” Intel Corp. v. Broadcom Corp., 173 F. Supp. 2d 201, 220 (D. Del. 2001) (citing Rhone-Poulenc Basic Chem. Co., 616 A.2d at 1195). “Courts will not torture contractual terms to impart ambiguity where ordinary meaning leaves no room for uncertainty.” Rhone-Poulenc Basic Chem. Co., 616 A.2d at 1196.

A. Section 4.7.5 - Promotion

Plaintiff first contends that defendant breached section 4.7.5 of the CDA, which provides:

Aventis’ United States Advanced Therapeutics sales representatives shall include the Product in promotion of Lovenox to appropriate physician groups in a manner which is not inconsistent with the Product’s labeling and is in accordance with applicable law. Such promotion shall include (1) informing such physicians as to the availability of the Product, (2) making available approved informational materials with respect to the Product, and (3) providing contacts whereby customers can obtain additional information.

Plaintiff contends that although defendant may have complied in some instances with these requirements, defendant failed to comply fully and completely. Specifically, plaintiff claims that, in several instances, defendant breached obligations in this contractual provision by not providing qualified sales leads, by not supporting or contacting plaintiff’s representatives for joint sales, and by disposing of plaintiff’s promotional materials.

The court finds that plaintiff has construed the obligations in § 4.7.5 too broadly, especially given the structure of the contract as a whole. Particularly, § 4.7.5 does not include the obligation to defendant to provide “sales leads” to plaintiff, to have its representatives communicate directly with ENOX representatives, or to accompany them on sales calls. To the contrary, the express obligations stated in § 4.7.5 are “including the [ENOX] product in promotion of LOVENOX” to cardiologists, and “(1) informing [UA/NSTEMI cardiology] physicians as to the availability of the Product, (2) making available approved informational materials with respect to the Product, and (3) providing contacts whereby customers can obtain additional information.” (CDA § 4.7.5). Moreover, a narrow construction of these promotional obligations is consistent with the section of the contract that requires plaintiff, not defendant, to “use reasonable efforts to commercialize and sell the Product in the Territory,” (CDA § 4.3), and with the section that requires a consensus between the parties concerning the details of any joint commercialization strategy. (CDA § 4.1.1). Accordingly, in analyzing whether defendant breached this contractual provision, the court will look to evidence presented by plaintiff regarding these stated obligations, and not evidence bearing on an implied obligation to provide leads provided to ENOX representatives.

Relevant to the obligations in § 4.7.5, plaintiff has produced evidence concerning the “informational materials” obligation. Specifically, Aventis managers told LOVENOX sales representatives to discard or cease using certain ENOX promotional materials that previously had been approved, and that such materials were not replaced. (Wolff Dep. 232-36, Ex. 19; Riddle Dep. II 413; Baker Dep. 95). In addition, plaintiff has produced evidence concerning the “availability” obligation. Specifically, during their sales calls, LOVENOX representatives were not reminding physicians about ENOX or its availability. (Baker Dep. 95). The court finds that this limited evidence is sufficient to establish a genuine issue of material fact as to defendant’s breach of § 4.7.5, subparts (1) and (2).

In support of the damages element as to breach of § 4.7.5, plaintiff claims that its damages resulted from the fact that defendant did not provide qualified leads or co-promotional support. (See Mem. in Opp., p. 33, stating that “few leads were provided,” and “[t]he result . . . was that PharmaNetics was unable to sell [ENOX].. ..”; citing Wright Dep. 52-53,65; Sandell

Dep. 112-14, 146-47, 152-58, 174-78; Freiburg Dep. 101-03). Plaintiff has not provided any evidence, however, of damages resulting specifically from the breach of §4.7.5, subparts (1) and (2).

Under Delaware law, “the burden remains on the claimant to establish a `proximate causal relationship’ between any breach of the agreement and the damages caused.” F.E. Myers Co. v. Pipe Maint. Svcs., Inc., 599 F. Supp. 697, 703 (D. Del. 1984). Crucially, “if the loss caused by the breach cannot be isolated from that attributable to other factors, no damages may be awarded.” Id. (citing S.J. Groves & Sons Co. v. Warner Co., 576 F.2d 524 (3d Cir. 1978)). Here, plaintiff has not isolated damages caused by lack of availability of informational materials, apart from damages caused due to other actions of defendant, such as failure to provide sales leads. Accordingly, summary judgment must be awarded to defendant as to the § 4.7.5 contractual provision.

B. Section 2.2.1 - Clinical Trials

Plaintiff contends that defendant breached § 2.2.1 of the CDA, relating to support of the development of ENOX. Section 2.2.1 provides, in relevant part, that

“Aventis shall provide reasonable assistance to PharmaNetics with respect to any issues or questions relating to Lovenox and use reasonable efforts to provide access to those clinical trial sites and related data required to collect the information necessary to obtain regulatory approval for [ENOX].”

(CDA § 2.2.1). In support of this claim, plaintiff states that “the record evidence shows that Aventis actually impeded the development and regulatory approval of the ENOX test card by altering its expectations regarding the test card’s therapeutic range and sensitivity in the higher ranges.” (Pl’s Mem. in Opp., p. 34). Even accepting plaintiff’s own characterization of the evidence, the court finds that such evidence is not probative to the obligations in § 2.2.1 of the CDA.

Specifically, the CDA does not obligate defendant to refrain from altering its expectations regarding the ENOX test card’s range and sensitivity. (See CDA § 2.2.1). Rather, it requires defendant to provide assistance to plaintiff on “issues or questions relating to Lovenox.” Id. (emphasis added). Second, it requires defendant to “provide access to those clinical trial sites and related data required to collect the information necessary to obtain regulatory approval for [ENOX].” Id. (emphasis added). Here, plaintiff’s claimed breach does not concern “access ... to clinical trial sites and related data.” Indeed, plaintiff has pointed to no clinical trial sites or related data which defendant did not provide access to prior to FDA approval of ENOX.

Moreover, there is no recognizable damage causally related to breach of this clause. Specifically, where plaintiff undisputedly did obtain regulatory approval for ENOX, it follows that plaintiff must have obtained “the information necessary to obtain regulatory approval for ENOX.” (See CDA § 2.2.1). Although plaintiff claims that it ultimately did not obtain the extent of approval which it desired, section 2.2.1 is not drafted in a way that guarantees any particular level of approval. Indeed, there is no provision in the contract which provides an obligation or guarantee to either party of any particular level of regulatory approval. See e.g., § 5.1.3 (requiring a milestone payment by defendant “upon issuance by the FDA of a Regulatory Approval for the Product) (emphasis added).

C. Section 3.4.3 and Oral Agreement - Co-branding and Co-promoting

Plaintiff’s claim concerning co-labeling and related obligations is based, first, on the language in the CDA, and, second, on an alleged verbal agreement between the parties. Plaintiff first contends that defendant breached § 3.4.3 of the CDA, which provides that “Aventis shall supply PharmaNetics with all camera-ready artwork and trademarks of Aventis to be applied to [ENOX] and the labels.” (CDA § 3.4.3).

Plaintiff claims that defendant breached an obligation under this section to co-label ENOX and LOVENOX, that is, to allow plaintiff to place the LOVENOX logo on the ENOX product or label. (Pl’s Mem. in Opp., p. 34). Defendant does not dispute that it did not allow plaintiff to place the LOVENOX logo on the ENOX product or label. Instead, defendant contends that there was no consensus between the parties as to whether LOVENOX would be applied to the ENOX label. (Def’s Reply Br., p. 14).

The court finds that section 3.4.3, when read in conjunction with other provisions of the contract, does not obligate defendant to allow plaintiff to place the LOVENOX logo on the ENOX product or label. First, the plain language of the section concerns materials that must be supplied to plaintiff, and does not discuss which materials among these ultimately will be applied to ENOX. Rather, other provisions of the agreement concern the decision-making process as to content of labels and marketing materials. Namely, at the development and commercialization phase of the agreement the parties were required to reach “consensus” on a planned course for clinical development of ENOX, (§ 2.1.2), and to reach a “consensus” on the “claims and content of promotional materials.” (§ 4.1.2). Both parties were “jointly responsible” for reviewing all labeling in connection with ENOX, (§ 4.7.2). Defendant was entitled to “review and comment on all labeling of [ENOX],” and, in turn, plaintiff was obligated to “use reasonable efforts to accommodate [such] comments.” (§ 3.4.4).

In sum, absent an obligation to co-label ENOX and LOVENOX in § 3.4.3, plaintiff s claim that defendant breached § 3.4.3 of the CDA is without merit.

Second, plaintiff claims that, at a meeting between the parties on December 12, 2002, following the first commercial sale of ENOX, the parties entered into a verbal agreement with the following terms:

1. “All promotional and education materials related to the sale of the ENOX Test Card [will] be co-branded.”

2. “Aventis [will] support the Test Card in its LOVENOX advertising by adding a `violator,’ or banner, announcing the launch of the ENOX Test Card.”

3. “Aventis [will] be quoted in a second joint press release with PharmaNetics.”

(P1’s Mem. in Opp., p. 35). Defendant, by contrast, argues that such a claim is barred by § 12.5 of the CDA, which provides that “no amendment, modification or supplement of any provision of the Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.” (CDA § 12.5).

“A party asserting an oral modification must prove the intended change with specificity and directness as to leave no doubt of the intention of the parties to change what they previously solemnized by formal document.” Continental Ins. Co. v. Rutledge & Co., 750 A.2d 1219, 1230 (Del. Ch. 2000). As a general rule, where a contract contains a clause prohibiting changes except by written amendment, this written clause is binding on the parties and prohibits any claim based on oral modifications. See Pepsi-Cola Bottling Co. v. Pepsico, Inc., 297 A.2d 28, 33 (Del. 1972).

Nevertheless, as an exception to this rule, the “prohibition against amendment except by written change may be waived or modified in the same way in which any other provision of a written agreement may be waived or modified, including ... by the course of conduct of the parties.” Id. For instance, in Pepsi-Cola Bottling, the court found that the evidence was sufficient to establish that the parties had waived the amendment clause in the contract through their course of conduct. Id. Specifically, the evidence presented showed that the parties had jointly accepted on numerous previous occasions an alteration in the price term of the supply agreement without any written agreement. Id. Therefore, the court found that the parties waived the amendment clause sufficiently to permit a new change in price over plaintiff s objection. Id.

In this case, in contrast to Pepsi-Cola Bottling, plaintiff has presented no evidence that the parties waived the § 12.5 oral amendment prohibition through any previous conduct on their part. Cf. Pepsi-Cola Bottling , 297 A.2d at 33 (recognizing evidence of previously accepted oral modifications). For instance, plaintiff has not presented evidence that the parties amended definite terms of the contract by oral agreement at any point prior to December 2002, much less on numerous occasions. Moreover, plaintiff has not pointed to any conduct specifically related to that provision, § 12.5, which plaintiff seeks to have waived in this case. See KBQ, Inc. v. E.I. du Pont de Nemours & Co., 6 F. Supp. 2d 94, 99 (D. Mass. 1998) (applying Delaware law and Pepsi-Cola Bottling, and noting that a “subsequent course of conduct must explicitly address the contract provision in order to modify the parties’ agreement”). Accordingly, § 12.5 remains binding on the parties, and plaintiff cannot now assert that the parties entered into an oral agreement to modify the co-promotional obligations of the parties.

In summary, the court finds no obligation to co-label stated in § 3.4.3 of the CDA, and thus no breach of contract as to this section. Furthermore, the court rejects plaintiff s argument that an alleged oral agreement imposed additional co-promotional obligations upon defendant.

D. Section 4.1.3 - Clinical Studies with ENOX

Next, plaintiff contends that defendant breached § 4.1.3 of the CDA, which provides, in relevant part:

Aventis, in its sole discretion, shall have the option to incorporate [ENOX] into any of its ongoing clinical studies involving Lovenox. PharmaNetics shall provide reasonable assistance to Aventis with respect to any issues or questions related to ENOX . Aventis agrees to make the results of such clinical studies, to the extent that such results relate to [ENOX], available to PharmaNetics.

(CDA § 4.1.3) (emphasis added). In support of this claim, plaintiff argues that defendant “withheld, and in some cases never provided, the clinical trials and data supporting its [defendant’s] promotional claims that affected the ENOX Test.” (Pl’s Mem. in Opp., p. 35).

Even accepting plaintiff s characterization of the evidence as true, the court finds that such evidence is not probative on whether defendant breached § 4.1.3 of the CDA. As an initial matter, the first and third sentences of § 4.1.3 do not require defendant to provide “the clinical trials and data supporting [defendant’s] promotional claims.” Rather they require defendant to make available results of clinical studies in which ENOX was incorporated. (See CDA § 4.1.3). Plaintiffs argument references no such clinical trial into which defendant incorporated ENOX. Accordingly, the first and third sentences of § 4.1.3 are inapplicable.

The second sentence to § 4.1.3 is also not applicable to the activity alleged. Namely, plaintiff does not claim that it had questions related to ENOX. Rather, plaintiff claims that it had questions concerning LOVENOX and the “therapeutic from dose one / within 1/2 hour” claims that it could not answer on its own. Finally, assuming arguendo that the second sentence of § 4.1.3 is broad enough to obligate defendant to provide clinical data concerning LOVENOX promotional claims, plaintiff has not presented any evidence of damages resulting from such breach. Accordingly, the court rejects plaintiff’s breach of contract claim based upon § 4.1.3 of the CDA.

E. Section 7.1 - Damage to Good Will and Negative Use of Trademarks

Next, plaintiff contends that defendant breached § 7.1 of the CDA, relating to trademarks, disparagement and good will. Section 7.1.2 provides that use of either party’s trademarks or service marks “shall be used in accordance with good intellectual property practices including, but not limited to, protecting the value of the goodwill residing in such Marks.” Section 7.1.3 provides that “Neither Party shall use the other Party’s Marks in a manner that disparages such other Parry or its products or services, or portrays the other Party or its products or services in a false, competitively adverse or negative light.” In support of this claim, plaintiff directs the court to evidence of negative remarks made by defendant concerning ENOX.

Specifically, Aventis sales representatives made comments to the effect that the ENOX test is ineffective, is unreliable, or does not work. These comments began in early 2003, around the time of an instance in which a doctor was surprised by an ENOX test result, which showed that a particular patient was sub-therapeutic after a dose of LOVENOX. (Sandell Dep. 92-95). Aventis representatives, without any input from PharmaNetics representatives, told this doctor that “the test was inaccurate” and was “giving lower results.” (Sandell Dep. 95). Aventis representatives also told the doctor that three other accounts had similar problems. (Sandell Ex. 1, p. 1; Ex. 3). A “phone tree was passing out” this “bad info” to other representatives across the country. (Sandell Ex. 1, p. 1). This doctor then decided to “stop evaluation [of the ENOX test] until [someone] explained the real picture.” (Sandell Dep. 92-93; Ex. l, p. 4; Ex. 4).

In addition, one Aventis representative at “South Austin Hospital” in March 2003 and August 2003 “basically [said] the test doesn’t work and discount[ed] every aspect of the analyzer and [the ENOX] test.” (Baker Dep. 178). One of plaintiff’s representatives produced a report during the course of her employment stating that defendant’s representatives “do not help the sales process once I’m in front of a customer. On one hand they want the test available to get more business, but on the other they are basically telling the physicians that the test is unreliable.” (Baker Dep. 180-81, Ex. 3, pp. 5-6). Similarly, at least one other Aventis representative questioned the accuracy and reliability of ENOX in front of a physician or hospital employee audience. (Neuteboom Ex 1 p.2 & Ex. 2 p. 55).

Plaintiffs Customer Resource Management (CRM) database also records a negative comment made by one of defendant’s sales representatives. In particular, sales reports made in the regular course of business indicate that the representative had communicated to cath lab personnel at Charlotte Regional Medical Center “that the Enox Test was wrong in regards to the necessity of achieving an Anti-Xa range/level of 1.0.” (Carpenter Aff., Ex. A, p. 047467).10 Finally, on October 8, 2003, Aventis manager Doug Day admitted that Aventis representatives had been “badmouthing the test” and saying “it didn’t work or was ineffective,” but Day asserted that from that point onward he would ask representatives to stop saying this. (Wynne PI T. 437).

The court finds that this evidence is sufficient to present a genuine issue of fact as to whether defendant used plaintiff s ENOX trademarks “in a manner that disparages such other

[10]

Defendant moves to strike certain portions of the Carpenter Affidavit and the referenced exhibit (the CRM), on grounds that the material is inadmissible hearsay. While defendant correctly asserts that inadmissable evidence must be stricken from the summary judgment record, defendant has included no discussion of why the specific exhibit cited, the CRM, is inadmissible hearsay. In particular, defendant has not addressed whether the exhibit falls under the business records exception to the hearsay rule. See F.R.E. 803(6). Accordingly, the court DENIES defendant’s motion to strike to the extent it seeks to exclude Carpenter Exhibit A from the record.

Party or its products or services, or portrays the other Party or its products or services in a false, competitively adverse or negative light,” in breach of CDA § 7.1.3. At the very least, the evidence presented plainly shows that defendant portrayed plaintiff’s ENOX trademark in a “negative light,” if not falsely.

Next, to be entitled to monetary relief for this breach of contract, plaintiff must prove damages and present evidence tending to show that the loss caused by the breach can be “isolated from that attributable to other factors.” F.E. Myers Co., 599 F. Supp. at 703. Although plaintiff s evidence is limited, it is, nonetheless, sufficient to raise a genuine issue of fact as to causation and damages.

Specifically, plaintiff has presented evidence that defendant informed a doctor who questioned ENOX results that the problem was with the ENOX test. (Sandell Dep. 95). This doctor then ceased further evaluation of the test. (Id., 92-93). This type of communication was repeated at other hospitals, and such communications “destroyed [the] sales process.” (Sandell Dep. 97; see Baker Dep. 178, 180-81). “The process was moving positively and then the comments by Aventis basically destroyed the process moving in a positive direction.” (Sandell Dep. 222; see also Baker Dep. 180 (sales report prepared in course of business reported that plaintiff s sales representative has “lost some accounts that she thought were done deals ... [and felt] that the Aventis rep has had a hand in this outcome”). Such evidence, if believed by a jury, shows a causal link between negative comments made and loss of sales opportunities for plaintiff.

Although defendant raises the possibility that other factors may have influenced decisions by doctors not to proceed with ENOX, (see e.g., Sandell Dep. 222), the evidence permits an inference that defendant’s negative comments were an immediate cause in the examples cited above. As with the Lanham Act claim, the jury, and not the court, may weigh the competing evidence in reaching its decision.

Accordingly, defendant’s motion for summary judgment as to the breach of contract claim premised on § 7.1 of the CDA must be denied.

F. Implied Duty of Good Faith and Fair Dealing

Plaintiff next claims that defendant breached an implied obligation in the CDA of good faith and fair dealing. In support of this claim, plaintiff points to defendant’s alleged false advertising, failure to promote, product disparagement, and the fact that defendant “impeded and delayed the development of the ENOX Test card, was secretly looking for ways to “exit” the relationship, and generally obstructed the efforts of PharmaNetics to market its product.” (P1’s Mem. in Opp., p. 38). Defendant opposes this claim on grounds that plaintiff should not be able to recover separately for these alleged activities based upon an implied duty under the CDA.

The implied covenant of good faith and fair dealing “is only breached when the defendant [has] engaged in `arbitrary or unreasonable conduct which has the effect of preventing the other party to the contract from receiving the fruits of the contract.”‘ Aspen Advisors LLC v. UA Theatre Co., 861 A.2d 1251, 1260 (Del. 2004) (citations omitted). “[I]mplying obligations based on the covenant of good faith and fair dealing is a cautious enterprise,” and “those cases should be rare.” Id. at 1259.

Specifically, plaintiff “cannot assert a claim for breach of implied covenants of good faith and fair dealing that is based on exactly the same acts which are said to be in breach of express covenants.” Metro Commun. v. Adv. Mobilecomm Techs., 854 A.2d 121, 142 (Del. Ch. 2004) (quoting USX Corp. v. Prime Leasing, 988 F.2d 433, 439 (3d Cir. 1993)). Stated differently, the court “will not readily imply a contractual obligation where the contract expressly addresses the subject of the alleged wrong, yet does not provide for the obligation that is claimed to arise by implication.” Id. (quoting Kelly v. McKesson HBOC, 2002 Del. Super. LEXIS 39, 2002 WL 88939 at *10 (Del. Super. Jan. 17, 2002)).

In this case, plaintiff’s claim based on an implied covenant fails because the CDA addresses, in express terms, the subject of the alleged wrongs. For example, plaintiff’s claims that defendant acted to disparage ENOX and failed to promote ENOX. These alleged wrongs, however, fall under the express provisions in the CDA prohibiting disparagement (CDA § 7.1.3) and relating to the duties of the parties to promote ENOX (CDA § 4.3 and 4.7). Similarly, where plaintiff alleges that defendant “generally obstructed the efforts of PharmaNetics to market its product,” such alleged wrongs fall under the subject matter of duties described in sections 4.3 and 4.7 of the CDA. Plaintiff’s claim that defendant “impeded and delayed” the development of ENOX is also covered by sections 2.1 to 3.4.4 of the CDA, which set out the express obligations of the parties with regard to development of ENOX. Finally, assuming, arguendo, that defendant was secretly looking for ways to “exit” the relationship, such conduct is covered by the terms of the CDA addressing dispute resolution and termination of the agreement. (See CDA §§ 2.1.5).

The only wrong specifically alleged that does not fall in this manner under the terms of the CDA is the allegation that defendant has engaged in false advertising. Nevertheless, even assuming that a jury finds defendant liable for false advertising, plaintiff has cited no case which necessarily equates a Lanham Act violation with breach of implied duty of good faith and fair dealing under contract. “[T]o constitute bad faith” sufficient to establish such a breach, “actions by a defendant `must rise to a high level of egregiousness.”‘ RGC Int’l Investors, LDC v. Greka Energy Corp., 2001 WL 984689, 2001 Del. Ch. LEXIS 107 *46 (Del. Ch. Aug. 22, 2001) (citations omitted). In this case, the evidence presented of false advertising in this case, even if accepted as true, does not rise to this level of egregiousness. Accordingly, the court rejects plaintiff’s claim based on implied duty of good faith and fair dealing in the CDA.

III. Fraudulent Inducement

Plaintiff next brings a claim based on a theory of fraudulent inducement, alleging that defendant represented that it would support the development and sales of the ENOX Test Card, but never, in fact, intended to do so. (Pl’s Mem. in Opp., p. 40). Plaintiff also alleges that defendant provided plaintiff with projections of the cardiology market, “never fully intending to assist PharmaNetics achieve such sales.” Id. Defendant moves for summary judgment on the basis that plaintiff’s evidence does not satisfy the elements of fraudulent inducement, and on grounds that this tort claim should be treated only as a contract claim.

In order to establish fraud in the inducement plaintiff must show, inter alia,

(a) that defendant made a representation relating to some material past or existing fact; (b) that the representation was false; [and] (c) that when he made it defendant knew it was false or made it recklessly without any knowledge of its truth and as a positive assertion[.]

Myers and Chapman, Inc. v. Thomas G. Evans, Inc., 323 N.C. 559,568 (1988).11 “As a general rule, a mere promissory representation will not be sufficient to support an action for fraud.” Johnson v. Phoenix Mut. Life Ins. Co., 300 N.C. 247, 255 (1980) (citations omitted). As an exception, a promissory misrepresentation may constitute actionable fraud “when it is made with intent to deceive the promisee, and the promisor, at the time of making it, has no intent to comply.” Id. (citations omitted). Nevertheless, “where a plaintiff does `nothing more than assert that a promissor never intended to honor its obligations under an agreement,’ dismissal as a matter of law is appropriate.” Norman v. Tradewinds Airlines, Inc., 286 F. Supp. 2d 575, 594 (M.D.N.C. 2003) (quoting Strum v. Exxon Co., USA, 15 F.3d 327, 331 (4th Cir. 1994)).

In this case, plaintiff’s fraudulent inducement claim is flawed for several reasons. First, although plaintiff asserts its fraud claim on the basis of a promissory misrepresentation, plaintiff does not identify with any particularity the promise made by defendant that forms the basis of its fraud claim. Plaintiff implies in its brief that defendant promised to “support the development and sales of the ENOX Test Card.” (Pl’s Mem. in Opp., p. 40). Plaintiff does not provide, however, evidence that such an unqualified and broad promise was actually made by defendant, much less any specifics about the timing or circumstances of such a promise. Accordingly, the court finds plaintiffs argument based on such a broad promise meritless.

Next, apparently in the alternative, plaintiff claims that defendant provided plaintiff with projections of the cardiology market, “never fully intending to assist PharmaNetics achieve such sales.” Id. Even accepting that defendant did not intend to assist plaintiff achieve set sales levels, plaintiff’s evidence does not effectively address whether defendant made sales projections to plaintiff knowing that they were false. See Myers, 323 N.C. at 568. In particular, the evidence cited concerns defendant’s projections concerning LOVENOX sales in cardiology, subject to multiple separate assumptions about the cardiology market, which indisputably were open to question at the time such projections were made. (See Kircher Exs. 305-07). Accordingly, the court rejects plaintiff’s claims based upon defendant’s cardiology projections.

Finally, plaintiff claims that defendant entered into the CDA for a number of duplicitous reasons (1) to control the marketing and use of the ENOX Test Card, (2) to prevent Aventis’ competitors from gaining access to it, (3) to protect the LOVENOX brand, which relied on the “no routine monitoring required” message to succeed, and (4) to give interested cardiologists a “handholder” until the SYNERGY trial was completed or they used the Test to verify that LOVENOX was truly as predictable as represented.” (P1’s Mem. in Opp., p. 40). Even accepting as true that these were defendant’s intentions in entering the agreement, the CDA does not restrict defendant from having such intentions. To the contrary, the CDA expressly provides for joint input over marketing and use of ENOX, (CDA § § 4.1.1-4.7.8), exclusivity of rights to the

[11]	The parties do not dispute that North Carolina law applies to this claim, as this state is the place of plaintiff’s harm. See Boudreau v. Baughman, 322 N.C 331, 335-36 (1988).

ENOX test card, (§§ 6.1-6.2), protection of defendant’s trademarks and service marks, (CDA §7.1), and termination rights in the event of a dispute about marketing ENOX (CDA § 11.4). Accordingly, plaintiff s fraudulent inducement argument on the basis of these subjects covered in the CDA is without merit.

In sum, plaintiff has failed to allege (1) specific evidence as to any promises made apart from the terms of the CDA, or (2) evidence tending to show knowledge that such extra-contractual promises, if any, were false. See Myers and Chapman, Inc., 323 N.C. at 568. For these reasons, defendant is entitled to summary judgment on plaintiff’s fraudulent inducement claim.

IV. Tortious Interference with Actual and Prospective Contract

Plaintiff next brings a claim for tortious interference with contract. In support of this claim, plaintiff argues that it had contracts for the sale of ENOX with 54 hospitals of which Aventis had direct knowledge, and that it had prospective contracts with hundreds of target hospitals. Plaintiff argues that defendant interfered with these contracts through disparagement, false advertising, and other activities to induce hospitals to terminate their contracts or not to enter contracts with plaintiff. Defendant, by contrast, argues that it took no steps to induce hospitals to terminate contracts, or, in the alternative, that any steps taken were justified by its business interests. In addition, defendant argues that plaintiff has failed to show damages.

Under North Carolina law, “[t]here are five essential elements for an action for interference with contract: (1) a valid contract existed between plaintiff and a third person, (2) defendant knew of such contract, (3) defendant intentionally induced the third person not to perform his or her contract with plaintiff, (4) defendant had no justification for his or her actions, and (5) plaintiff suffered damage as a result.” RPR & Assocs. v. O’Brien/Atkins Assocs., P.A., 24 F. Supp. 2d 515, 519-520 (M.D.N.C. 1998) (citing Wagoner v. Elkin City Schools’ Bd. of

Educ., 113 N.C. App. 579 (1994)).12 The elements of intereference with prospective contract are similar, except that defendant must have “induced a third parry to refrain from entering into a contract.” RCDI Constr. v. S12aceplan/Architecture, Planning & Interiors, P.A., 148 F. Supp. 2d 607, 617 (D.N.C., 2001).

“In cases where the defendant is a non-outsider to the contract at issue, the plaintiff must show that the defendant’s actions were malicious and lacked legal justification.” RPR & Assocs., 24 F. Supp. 2d at 520 (citing Varner v. Bryan, 113 N.C. App. 697 (1994)). A non-outsider is one who, though not a party to the terminated contract, had a legitimate business interest of his own in the subject matter of the contract. Smith v. Ford Motor Co., 289 N.C. 71, 87 (1976). “If the actions of [Defendant] have a basis related to their legitimate business interest in the contract between plaintiff and [the third party], even though there may have also been some reasons for [defendant’s] actions unrelated to [its] legitimate business interest, plaintiff’s action for malicious interference with contract cannot be sustained.” RPR & Assocs., 24 F. Supp. 2d at 520 (quoting Wagoner, 113 N.C. App. at 587)).

[12]	The parties do not dispute that North Carolina law applies to this claim, although defendant raises the issue whether the last alleged event necessary to render the actor liable, here damages, occurred in other states where hospitals were physically located. See Speedway Promoters v. Hooter’s, 123 F. Supp. 2d 956, 962 (W.D.N.C.). In its brief in opposition to summary judgment on counter-claims, however, defendant contends that the location of corporate damages is the corporate headquarters of the allegedly aggrieved party, (Def s Mem. in Opp., p. 11, n.12), which for this claim is North Carolina. In any event, as the elements of the claim are similar across state jurisdictions, the court will apply North Carolina law.

Nevertheless, “the privilege to interfere is conditional or qualified; that is it is lost if exercised for a wrong purpose. In general a wrong purpose exists where the act is done other than as a reasonable and bonafide attempt to protect the interests of the defendant which is involved.” Id. (citations omitted). In short, to have tortious interference, “the actions of the non-outsider must be unrelated to his or her business interest in the contract, and hence unjustifiable in light of that interest.” McLaughlin v. Barclays American Corp., 95 N.C. App. 301, 308 (N.C. Ct. App. 1989).

For purposes of this claim, the court will assume as true that plaintiff had contracts or prospective contracts for the sale of ENOX. The court will also assume as true plaintiff s allegations that (1) defendant communicated to doctors and hospitals that a monitoring test was not needed and that LOVENOX was therapeutic from dose one (2) that defendant communicated that ENOX was unreliable, did not work, and gave inconsistent results, and (3) that defendant changed or cancelled meetings with hospitals about the ENOX test.

Nevertheless, even accepting these allegations as true, plaintiff s claim is without merit. In particular, by virtue of the parties’ collaborative agreement and the undisputed symbiotic interconnection between the ENOX and LOVENOX products,( see eg., ENOX label), defendant was a “non-outsider” in plaintiff’s contracts for sale of ENOX. See Smith, 289 N.C. at 87. In turn, defendant had a business interest in the impact on its own profits that might result from assumptions about ENOX performance and LOVENOX quality.13 Given this business interest,

[13]

Indeed, plaintiff itself emphasizes in its overview of the case that, in acting as it did, “Aventis’ only consideration was its profits,” (Pl’s Mem. in Opp., p. 1), and that “Aventis vigorously defended its brand and profits derived from its best selling drug at the expense of patients, their physicians, [and] PharmaNetics.” (Id., p. 45). Furthermore, plaintiff emphasizes that defendant “knew that the successful marketing of a monitoring device could challenge the brand of its best selling (approximately $1.5 billion) drug and its no monitoring claim that differentiated the drug from its competitors.” (Id., p. 1). Furthermore, defendant allegedly acted out of concern that ENOX revealed variability in patient response to LOVENOX. (Id., p.2). Such statements, in addition to the fact that the parties entered into a collaborative and commercialization agreement directly related to ENOX, establish a direct correlation between defendant’s business interests and the alleged actions it took to interfere with plaintiff’s sales contracts.

regardless of how much such interest is antithetical to plaintiff’s own interests in promoting ENOX, defendants acts as alleged were “justified,” as that term is defined in the tortious interference context. See United Lab., 322 N.C. at 662; McLaughlin, 95 N.C. App. at 308.

Of course, whether defendant’s actions in protecting its business interest were in breach of the CDA § 7.1 (protecting good will and prohibiting disparaging or negative use), or whether such actions amounted to false advertising under the Lanham Act, is a separate issue, which the court addresses elsewhere in the opinion. For purposes of the tortious interference with contract claim, however, plaintiff’s evidence does not tend to show that defendant was acting only out of malice, as opposed to its own business interest in protecting the company bottom-line. See Smith, 289 N.C. at 87 (contrasting “a malicious desire to injure the plaintiff by reason of his conduct or affiliations” with defendant’s desire to protect its own business interests); Beck v. City of Durham, 154 N.C. App. 221, 232 (N.C. Ct. App. 2002) (stating that plaintiff’s allegations or evidence must reveal “no motive for interference other than malice”); Wagoner, 113 N.C. App. at 588 (plaintiff “must admit of no other motive for interference other than malice”) (citing Sides v. Duke University, 74 N.C. App. 331 (1985)).

For these reasons, defendant is entitled to summary judgment on plaintiff’s tortious interference with contract claim.

V. Unfair and Deceptive Trade Practices - Unfair Competition

Finally, plaintiff claims that defendant’s actions as alleged in this case are in violation of the North Carolina Unfair and Deceptive Trade Practices Act, N.C. GEN. STAT. § 75-1.1, as well as common law unfair competition principles (hereinafter “UDTPA claim”).14 Plaintiff does

[14]

Plaintiff recognizes in its brief that the elements of common law unfair competition are substantially similar, and plaintiff addresses these two causes of action together. See Bellsouth Corp. v. White Directory Publrs., Inc., 42 F. Supp. 2d 598, 615 (M.D.N.C. 1999).

not allege any additional conduct, apart from that alleged in support of the other claims in this case, in support of its UDTPA claim. Rather, plaintiff notes that it is permitted to bring this claim because the UDTPA “provides a broader remedy than other tort claims and must be separately considered.” (Pl’s Mem. in Opp., p. 44).

To recover damages under the UDTPA, plaintiff must prove (1) an unfair or deceptive act or practice, or an unfair method of competition, (2) in or affecting commerce, (3) which proximately caused actual injury to the plaintiff or to his business. Furr v. Fonville Morisey Realty, Inc., 130 N.C. App. 541, 551 (N.C. Ct. App. 1998). With respect to the first element, a practice is unfair if it violates public policy or “is immoral, unethical, oppressive, unscrupulous, or substantially injurious to customers.” Id. (citations omitted); Johnson v. Beverly-Hanks & Assoc., Inc., 328 N.C. 202, 208 (1991).

The “fundamental purpose of the UTPA is to protect the consumer, and courts invariably look to that purpose in deciding whether the Act applies.” Food Lion, Inc. v. Capital Cities/ABC, Inc., 194 F.3d 505, 520 (4th Cir. 1999) (citing Lindner v. Durham Hosiery Mills, Inc., 761 F.2d 162, 165-67 (4th Cir. 1985)). Thus, businesses may assert UDTPA claims against other businesses only if such trade practices “affect the consumer as well.” Food Lion, Inc. v. Capital Cities/ABC, Inc., 194 F.3d 505, 519-520 (4th Cir. 1999) (quoting United Labs., Inc. v. Kuykendall, 370 S.E.2d 375, 389 (1988)).

As a general rule, evidence that creates a genuine issue of material fact as to false advertising, false disparagement of competing products, or fraud, also raises a genuine issue of fact in an UDTPA claim. State ex rel. Edmisten v. J. C. Penney Co., 292 N.C. 311, 318 (1977); Volumetrics Med. Imaging, Inc. v. ATL Ultrasound, Inc., 243 F. Supp. 2d 386, 417 (M.D.N.C. 2003); Granutec, Inc. v. St. Paul Fire & Marine Ins. Co., 1998 U.S. Dist. LEXIS 3527 *7

(unpublished) (E.D.N.C., Jan. 16 1998). By contrast, “a mere breach of contract, even if intentional, is not sufficiently unfair or deceptive to sustain an action under the UDTPA.” Broussard, 155 F.3d at 347.

In this case, insofar as plaintiff has raised a genuine issue of material fact as to whether defendant’s “therapeutic from dose one / within 1/2 hour” statement is literally false under the Lanham Act, which includes a presumption of consumer deception, plaintiff may also submit its UDTPA claim to a jury.

V1. Defendant’s Counter-Claims for Defamation and Product Disparagement

Defendant brings counterclaims for defamation and product disparagement, based upon negative comments made by plaintiff during the months preceding the dissolution of the CDA. Specifically, defendant contends that plaintiff falsely suggested to doctors and hospitals that LOVENOX was not predictable, required monitoring, and that many patients on LOVENOX are subtherapeutic. Plaintiff also held a public earnings conference call and issued two press releases on November 4, 2003, which allegedly portrayed defendant and LOVENOX in a false, disparaging or negatively adverse light, suggesting that defendant valued profits over patient safety, that defendant was falsely and improperly promoting LOVENOX, and that defendant had not honored its agreed obligations to plaintiff.

Although defendant sets out these negative and disparaging activities as separate tort claims in its counter-claim pleading, defendant correctly concedes in its brief that the court more properly should consider these alleged negative and disparaging activities under § 7.1.3 of the CDA. The Fourth Circuit has admonished district courts “to limit plaintiffs’ tort claims to only those claims which are `identifiable’ and distinct from the primary breach of contract claim, as North Carolina law requires.” Broussard, 155 F.3d at 346 (quoting Newton v. Standard Fire Ins.

Co., 229 S.E.2d 297, 301 (N.C. 1976)). “To state a claim in tort, a plaintiff must allege a duty owed him by the defendant separate and distinct from any duty owed under a contract.” Vanwyk Textile Sys., B.V. v. Zimmer Mach. Am., 994 F. Supp. 350,362 (W.D.N.C. 1997). “The distinction between tort and contract possesses more than mere theoretical significance. Parties contract partly to minimize their future risks. Importing tort law principles of punishment into contract undermines their ability to do so.” Strum v. Exxon Co., USA, 15 F.3d 327, 330 (4th Cir. 1994).

In this case, the alleged negative and disparaging activities are addressed directly by the CDA, which prohibits use of the other party’s trademarks in a manner that “disparages . . . or portrays the other party or its products or services in a false, competitively adverse or negative light.” (CDA § 7.1.3). The CDA also addresses the manner in which either party shall make public announcements that include the name of the other party. (CDA § 12.12). Therefore, the activities alleged to be defamatory and disparaging are properly treated in conjunction with defendant’s other breach of contract claims.

Accordingly, plaintiff is entitled to summary judgment as to defendant’s counter-claims asserting defamation and product disparagement as separate torts.

VII. Defendant’s Counter-Claims for Breach of Contract

While denying any breach of the CDA on its own part, defendant counter-claims that plaintiff breached several provisions of the CDA. Specifically, defendant claims that plaintiff. (1) breached § 4.3 and § 4.7.6 of the CDA, by failing to market ENOX to doctors who were not using LOVENOX for UA/NSTEMI patients, and by failing to conduct additional clinical trials; (2) breached § 4.7.2 of the CDA, by not allowing defendant to participate in the development or review of advertisements that inappropriately suggest that LOVENOX is not therapeutic after dose one; (3) breached § 11.7 of the CDA, by refusing to allow defendant to review plaintiffs records from the ELECT trial (concerning the performance and clinical utility of ENOX) between November 2002 through June 2003; and (4) breached § 7.1.3 and § 12.12 by making false, disparaging, and negative comments about LOVENOX and defendant.

As an initial matter, as to the first three alleged breaches, defendant asserts the existence of obligations which simply are not present in the CDA. First, § 4.3 and § 4.7.6 of the CDA do not require plaintiff specifically to market ENOX to doctors who were not using LOVENOX for UA/NSTEMI patients, or to conduct additional clinical trials, as defendant alleges. Rather these sections require plaintiff “to use reasonable efforts to commercialize and sell ENOX” and “arrange for the provision of . . . additional information” about ENOX by “utilizing a sales force knowledgeable in the sale of the Product, and where appropriate either through the use of educational videos or telephone support.” (CDA §§ 4.3 & 4.7.6).

Second, § 4.7.2 of the CDA does not require defendant’s participation in the production and review of advertising made by plaintiff. Rather, § 4.7.2 provides that “PharmaNetics and Aventis shall be jointly responsible for developing and reviewing all advertising, promotional material, labeling and other literature used on, or in connection with, the Product.” (CDA § 4.7.2)

Finally, § 11.7 of the CDA does not require plaintiff to release to defendant all data from the ELECT trial. Rather § 11.7.1 requires plaintiff to “keep complete and accurate records pertaining to the development, use and sale of Product in sufficient detail to permit Aventis to confirm ... its clinical research, and regulatory approval and commercialization efforts.” In turn, § 11.7.3 provides only for the “right to audit the records ... on an annual basis, to determine ... the performance of such other Party’s obligations, under this Agreement.” In sum, the court finds no obligations under the CDA as defendant claims, thus precluding defendant’s breach of contract claim on the basis of these provisions.

Nonetheless, assuming, arguendo, that plaintiff breached the CDA in the manner described, including the alleged breach of § 7.1.3 based upon disparaging publicity, defendant’s counter-claims for breach of contract must fail because defendant has not produced any evidence of damages proximately caused by the breach. As noted earlier, “the burden remains on the claimant to establish a `proximate causal relationship’ between any breach of the agreement and the damages caused.” F.E. Myers Co., 599 F. Supp. at 703.

Here, defendant concedes that it has not produced any evidence of lost sales, lost profits, lost goodwill, or any harm in the marketplace as a result of plaintiff s conduct in breach of the CDA. (Def’s Mem. in Opp., p. 35, n.47). Rather, defendant claims it is entitled to recover the $5 million in total milestone payments made to plaintiff throughout the development of ENOX. This argument is without merit.

Under the CDA, defendant made payments to plaintiff upon the satisfaction of specific conditions or events as set out in the contract: a “milestone payment” of $1,000,000 to plaintiff within 15 days of the execution of the CDA, $1,000,000 upon completion of registration enabling trials for the product, $1,500,000 upon issuance by the FDA of a regulatory approval for the product, and $1,500,000 upon first commercial sale of the product. (CDA § 5.1). Defendant does not dispute that each of these conditions precedent occurred, with registration enabling trials and FDA regulatory approval for ENOX occurring on or before August 2002, and the first commercial sale occurring in late November 2002. Defendant also does not dispute that it paid each milestone payment upon satisfaction of the condition.

Because the payments were conditional upon certain events occurring, defendant had the right under the contract to withhold payment if a condition had not been met. (See CDA § 5.1). Furthermore, defendant had the right to terminate the contract in its entirety upon any material default by plaintiff:

If either Party is in default of any of its material obligations under the Agreement and (1) fails to remedy that default within 30 days after receipt of written notice of such default ... the Party not in default may terminate this Agreement immediately by giving written notice of such termination.

(CDA § 11.2). Nevertheless, in this case defendant neither withheld payments nor gave plaintiff written notice of any default under the agreement or intent to terminate. Under these circumstances, the court finds no proximate causal connection between any loss resulting from “milestone” payments made and the alleged breaches of contract.

In further support of its argument, defendant claims that it should be entitled to recover as “expectation damages” the value of the lost “opportunity to recoup its $5 million investment.” (Def’s Mem. in Opp., p. 36). “The standard remedy for breach of contract is based upon the reasonable expectations of the parties ex ante. This principle of expectation damages is measured by the amount of money that would put the promisee in the same position as if the promisor had performed the contract.” Duncan v. TheraTx, Inc., 775 A.2d 1019, 1022 (Del. 2001).

In this case, however, defendant has produced no evidence of the value of its alleged lost opportunity. In fact, defendant has not produced any evidence of any monetary amount that it expected to gain from its investment in the contract, even if the contract had been carried out without the claimed breaches. Rather, defendant has already conceded that it has no evidence of potential sales of LOVENOX that defendant expected to gain by virtue of the CDA. Accordingly, defendant’s argument that it is entitled to recover “expectation damages” is without merit.

The sole case cited by defendant in support of its “expectation damages” argument, Duncan v. TheraTx, Inc., is inapposite and illustrates well the shortcomings of defendant’s own case. Specifically, in Duncan, the court was faced with the issue of how to calculate damages in a suit by shareholders resulting from a breach of merger agreement. Duncan, 775 A.2d at 1021. Applying a theory of “expectation damages,” the court held that “contract damages in this situation are measured by calculating the difference between (1) the highest intermediate price of the shares during a reasonable time at the beginning of the restricted period, which functions as an estimate of the price that the stockholders would have received if they had been able to sell their shares, and (2) the average market price of the shares during a reasonable period after the restrictions were lifted.” 775 A.2d at 1020. Unlike in the instant case, the formulation and application of this rule specific to the case depended on extensive specific findings regarding actual and potential share prices. See 775 A.2d at 1024-29. Accordingly, Duncan, and the general “expectation damages” rule stated therein, is inapposite to the instant case, where defendant has not even attempted to formulate a projected value for lost opportunity in the contract.

Finally, in the alternative, defendant argues that “even assuming there was no evidence of actual damages resulting from PharmaNetics’ breaches of the Agreement, Delaware law recognizes a party’s right to recover nominal damages for breach of contract.” (Def s Mem. in Opp., p. 36, n.48). Defendant’s argument is misplaced, however. Only “where the [claimant] establishes the fact of loss in contract, but not its amount, [may] he recover nominal damages.” USH Ventures v. Global Telesystems Group, Inc., 796 A.2d 7, 23 (Del. Super. Ct. 2000)

(emphasis added). Here, defendant has not established the fact of loss in contract, but only states, without any evidentiary support, “it is entirely possible” that plaintiff’s conduct caused lost sales for defendant. (Def s Mem. in Opp., p. 36, n.47). Therefore, nominal damages are unwarranted.

In sum, as defendant has failed to provide any evidence of damages resulting from the alleged breaches of contract, plaintiff is entitled to summary judgment as to these counter-claims.

VIII. Counter-Claims for Fraudulent Inducement and Negligent Misrepresentation

In its next two counter-claims, defendant argues that plaintiff induced defendant to enter into the CDA through fraudulent or negligent misrepresentations of the capabilities of the ENOX card. Specifically, defendant claims that plaintiff misrepresented that its existing prototype test card “could and would accurately and reliably measure specific, incremental, and quantifiable levels of LOVENOX anticoagulation within a substantial range equivalent to anti-Xa levels of .15 to 2.0 IU/ml in blood and plasma.” (Def s Mem. in Opp., p. 12).

Defendant further alleges that this misrepresentation was undisputably proven false when, in August 2002, “the FDA restricted clearance of ENOX to a qualitative test that would only detect anticoagulation effects of LOVENOX greater than or equal to 1.0 IU/ml.” (Id.).

As a result, defendant claims it is “entitled to repudiate the Agreement and recover as actual damages the $5 million it paid under the Agreement.” (Pl’s Mem. in Opp., p. 36). Plaintiff opposes this claim on the merits as well as on the theory of damages claimed. Without reaching the question of whether fraudulent or negligent representations were made, the court finds that there is no basis under law to obtain the damages claimed.

In addressing the issue of damages resulting from alleged misrepresentations, defendant urges the court to apply well established rules of North Carolina and New Jersey law pertaining to recision and repudiation of contract. Namely, “[w]hen a person discovers that he has been fraudulently induced to [to enter a contract] ... [h]e may repudiate the contract of sale, tender a return of the property [if any], and recover the value of the consideration with which he parted.” Bernard v. Central Carolina Truck Sales, Inc., 68 N.C. App. 228, 232 (N.C. Ct. App. 1984). Stated similarly, “[w]hen a [party] ascertains that he has been induced to make a contract by ... the fraudulent misrepresentations of [the other party],. . . he may rescind the contract, restore what he has received and recover back what he has paid.” Morris v. Jersey Cent. Power & Light Co., 179 A. 683, 683 (N.J. Super. Ct. 1935).

When applying these rules of law to the facts of this case, however, defendant glosses over the most crucial aspect of recision or repudiation, namely that such repudiation or recision must take place after the falsity of the misrepresentation is revealed.

“In order to rescind ... the parry injured must act promptly and within a reasonable time after the discovery of the fraud, or after he should have discovered it by due diligence; and he is not allowed to rescind in part and affirm in part; he must do one or the other.

Bolich v. Prudential Ins. Co., 173 S.E. 320, 326-27 (1934). See Bernard, (defendant must repudiate the contract “when [he] discovers that he has been fraudulently induced to [to enter a contract]”). “Furthermore, if, after discovering the fraud, the injured party voluntarily does some act in recognition of the contract, his power to rescind is then at an end.” Bolich, 173 S.E. at 327.

Here, based on its own statement of its claim in its brief, defendant discovered in August 2002 that the ENOX card would not be approved for the complete range of testing capability which the parties had sought, allegedly contrary to plaintiff’s prior representation. Defendant undertook no steps at that point to rescind or repudiate the contract on grounds of the alleged misrepresentation. To the contrary, defendant voluntarily continued to recognize the contract by making two additional milestone payments.

Therefore, defendant cannot recover for payments made under the CDA due to alleged fraudulent or negligent inducements made by plaintiff prior to entry into the CDA. Accordingly, plaintiff is entitled to summary judgment on these counter-claims.

IX. Counter-Claim for Unfair and Deceptive Trade Practices

Finally, defendant claims that plaintiff’s allegedly tortious actions are in violation of the North Carolina Unfair and Deceptive Trade Practices Act (UDTPA), N.C. Gen. Stat. § 75-1.1. Defendant does not allege any additional conduct, apart from that alleged in support of the other claims in this case, in support of its UDTPA claims.

To recover damages under the UDTPA, plaintiff must prove (1) an unfair or deceptive act or practice, or an unfair method of competition, (2) in or affecting commerce, (3) “which proximately caused actual injury to the plaintiff or to his business.” Furr, 130 N.C. App. at 551 (emphasis added). In this case, where the court has found, in addressing defendant’s other counterclaims, that defendant has shown no actual injury resulting to defendant’s business, defendant’s UDTPA claim is without merit. Therefore, plaintiff is entitled to summary judgment as to this counter-claim.

CONCLUSION

For these reasons, defendant’s motion for summary judgment (DE # 102) is GRANTED IN PART and DENIED IN PART. Specifically, plaintiff’s Lanham Act claim for false advertising based upon the “therapeutic from dose one / within 1/2 hour” statement remains; plaintiff’s breach of contract claim regarding § 7.1.3 of the CDA remains; and plaintiff’s unfair and deceptive trade practices claim, premised upon false advertising as to the “therapeutic from dose one / within 1/2 hour” statement, remains; all other claims asserted by plaintiff are DISMISSED.

Plaintiff’s motion for summary judgment (DE #99) on defendant’s counter-claims is GRANTED, and defendant’s counter-claims are DISMISSED. Defendant’s motions to strike the affidavits of Allen Knafo and Craig Carpenter (DE #’s 150 and 152) are DENIED IN PART, as previously set forth herein. The court holds in ABEYANCE ruling on the remaining parts of defendant’s motions to strike, (DE #’s 150, 152 and 154), as well as the parties’ motions in limine to exclude testimony of expert witnesses. (DE #’s 105, 107, 116, 118 and 120).

SO ORDERED, this 9th day of March, 2005.

LOUISE W. FLANAGAN
Chief United States District Judge

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